Exhibit 10(l)

TABLE OF CONTENTS


1. Promissory Note ($8,000,000.00)

2.  Loan and Security Agreement

3.  Schedule

                               PROMISSORY NOTE

$8,000,000.00                                          June 11, 1997
                                                       Kansas City, Missouri


    FOR VALUE RECEIVED, the undersigned, OTR EXPRESS, INC., a Kansas corporation (hereinafter referred to as the "Debtor"), promises to pay to the order of HSBC BUSINESS LOANS, INC. (herein, together with its successors and assigns who become holders of this Note, called the "Secured Party"), at such address and in such manner as Secured Party may from time to time designate, the principal sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00), or such lesser amount which shall from time to time be owing hereunder on account of Advances made by Secured Party to or for the benefit or account of Debtor in accordance with the terms of the Loan and Security Agreement (as amended from time to time, the "Loan Agreement") of even date herewith, together with interest payable at the times specified in the Loan Agreement through and including the Maturity Date (as defined below), on the unpaid principal balances outstanding during the prior month at the rate or rates from time to time applicable under the Loan Agreement. The entire unpaid principal balance of this Note, together with accrued and unpaid interest, shall be paid on June 9, 2000 (the "Maturity Date"); provided, however, the parties may extend the Maturity Date for successive one (1) year periods beyond June 9, 2000 in accordance with the terms provided in the Loan Agreement.

   If any Event of Default shall have occurred and be continuing, Debtor promises to pay the default rate of interest, as specified in Section 7.2(a) of the Loan Agreement, on the outstanding unpaid principal and interest balance hereof at the times and in the amount and manner provided for more particularly in the Loan Agreement. Principal, interest and charges owing hereunder are payable in lawful money of the United States of America such that Secured Party has received immediately available funds for the credit of Debtor on or prior to the date that such payment or payments is or are due.

   This Note is secured by the Collateral listed in the Loan Agreement and other security instruments described in Section 3.2 of the Loan Agreement. The cancellation or surrender of this Note, upon payment or otherwise, shall not affect any right Secured Party has to retain the Collateral or any other collateral for any other Indebtedness of Debtor to Secured Party.

     Upon the occurrence of any of the following events:

            1. Failure to pay when due any principal or interest on this Note or any costs, fees, reimbursable expenses or other amounts payable by Debtor under the Loan Agreement or under any of the other Transaction Documents; or

            2. The occurrence of any other Event of Default under the Loan Agreement, or under any of the other Transaction Documents, which is not cured within any applicable cure period contained in the Loan Agreement;

then Secured Party may, at Secured Party's option: (i) have all principal, interest and charges outstanding or owing hereunder bear interest at the default rate of interest specified in Section 7.2(a) of the Loan Agreement for so long as said Event of Default shall continue; and (ii) declare all sums outstanding or owing hereunder, including principal, interest, fees, charges, expenses and other costs to be immediately due and payable without presentment, demand or notice of any kind, all of which, to the extent permitted by applicable law, are hereby expressly waived by Debtor; provided, however, that the principal, interest, fees, expenses, charges and other costs owing on this Note shall be and become automatically due and payable if the Loan Agreement, or any of the other Transaction Documents, provide for the automatic acceleration of the payment of the principal, interest or charges owing on this Note upon the occurrence of an Event of Default.

     If an attorney is engaged by Secured Party because of any Event of Default under this Note, the Loan Agreement, or any of the other Transaction Documents, or to enforce or defend any provision of any such document or instrument, then Debtor shall pay upon demand, to the extent permitted or not prohibited by applicable law, reasonable attorneys' fees and all costs so incurred by Secured Party, together with interest thereon (from the time such fees and costs may be funded by Secured Party) until paid at the applicable rate of interest from time to time charged on the principal owing hereunder, as if such unpaid attorneys' fees and costs had been added to the principal owing hereunder.

     No waiver of any breach, Event of Default, default or failure of condition under the terms of this Note, the Loan Agreement, or the other Transaction Documents shall be implied from any failure of Secured Party to take, or any delay by Secured Party in taking, action with respect to any such breach of or Event of Default, default or failure of condition or from any previous waiver of any similar or unrelated breach of or Event of Default, default or failure of condition. A waiver of any term of this Note, the Loan Agreement or the other Transaction Documents must be made in writing and shall be limited to the express written terms of such waiver.

     All obligations of Debtor and all rights, powers and remedies of Secured Party expressed herein shall be in addition to and not in limitation of those provided by law or in any written agreement or instrument (other than this Note) relating to any of the Indebtedness of Debtor to Secured Party or the security therefor.

     To the extent permitted by applicable law, Debtor waives presentment; demand; notice of dishonor; notice of protest and nonpayment; notice of default interest and late charges; notice of intent to accelerate; notice of acceleration; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights and interests in and to properties securing payment of this Note.

     Time is of the essence with respect to every provision hereof.

     This Note is issued pursuant to the Loan Agreement and is subject to the terms and conditions specified therein, all of which are hereby incorporated herein by reference as if fully set forth herein. Capitalized terms not otherwise defined in this Note shall have the meanings assigned to them under the Loan Agreement.

     This Note shall be construed and enforced in accordance with the laws of the State of Missouri, without regard to principles of conflicts of law, except to the extent that Federal laws preempt the laws of the State of Missouri.


                                                    OTR EXPRESS, INC.


                                            By:   /s/ Gary J. Klusman
                                                  Gary J. Klusman
                                                  Executive Vice President


                                            By:   /s/ Steven W. Ruben
                                                  Steven W. Ruben
                                                  Vice President and Chief
                                                  Financial Officer

TABLE OF CONTENTS

                                                                  Page


1.      DEFINITIONS                                                  1
        1.1   CERTAIN SPECIFIC TERMS                                 1
        1.2   SINGULARS AND PLURALS                                  8
        1.3   U.C.C. DEFINITIONS                                     8

2.      ADVANCES                                                     8
        2.1   REQUESTS FOR AN ADVANCE                                8
        2.2   PROCEEDS OF AN ADVANCE                                 8
        2.3   ESTABLISHMENT OF RESERVES                              8
        2.4   LETTERS OF CREDIT                                      9
        2.5   NOTICE AND MANNER OF BORROWING                         9
        2.6   CONVERSIONS AND RENEWALS                               9
        2.7   ILLEGALITY CLAUSE                                      9
        2.8   DISASTER CLAUSE                                       10
        2.9   INCREASED COSTS                                       10

3.      COLLATERAL AND INDEBTEDNESS SECURED                         11
        3.1   SECURITY INTEREST                                     11
        3.2   OTHER COLLATERAL                                      11
        3.3   INDEBTEDNESS SECURED                                  12

4.      REPRESENTATIONS AND WARRANTIES                              12
        4.1   CORPORATE EXISTENCE                                   12
        4.2   CORPORATE CAPACITY                                    12
        4.3   VALIDITY OF RECEIVABLES                               12
        4.4   INTENTIONALLY OMITTED                                 13
        4.5   TITLE TO COLLATERAL                                   13
        4.6   NOTES RECEIVABLE                                      13
        4.7   INTENTIONALLY OMITTED                                 13
        4.8   PLACE OF BUSINESS                                     13
        4.9   FINANCIAL CONDITION                                   13
        4.10   TAXES                                                13
        4.11   LITIGATION                                           14
        4.12   ERISA MATTERS                                        14
        4.13   ENVIRONMENTAL MATTERS                                14
        4.14   VALIDITY OF TRANSACTION DOCUMENTS                    15
        4.15   NO CONSENT OR FILING                                 15
        4.16   NO VIOLATIONS                                        15
        4.17   INTENTIONALLY OMITTED                                16
        4.18   CONTINGENT LIABILITIES                               16
        4.19   COMPLIANCE WITH LAWS                                 16
        4.20   LICENSES, PERMITS, ETC.                              16
        4.21   LABOR CONTRACTS                                      16
        4.22   CONSOLIDATED SUBSIDIARIES                            16
        4.23   AUTHORIZED SHARES                                    16

5.      CERTAIN DOCUMENTS TO BE DELIVERED TO SECURED PARTY          16
        5.1   DOCUMENTS                                             16
        5.2   INVOICES                                              16
        5.3   CHATTEL PAPER                                         17

6.      COLLECTIONS                                                 17

7.      PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS
        AND EXPENSES                                                17
        7.1   PROMISE TO PAY PRINCIPAL                              17
        7.2   PROMISE TO PAY INTEREST                               17
        7.3   PROMISE TO PAY FEES                                   18
        7.4   PROMISE TO PAY COSTS AND EXPENSES                     18
        7.5   METHOD OF PAYMENT OF PRINCIPAL, INTEREST,
        FEES, AND COSTS AND EXPENSES                                19
        7.6   COMPUTATION OF DAILY OUTSTANDING BALANCE              19
        7.7   ACCOUNT STATED                                        19
        7.8   PAYMENTS                                              20

8.      PROCEDURES AFTER SCHEDULING RECEIVABLES                     20
        8.1   INTENTIONALLY OMITTED                                 20
        8.2   CREDITS AND EXTENSIONS                                20
        8.3   RETURNED INSTRUMENTS                                  20
        8.4   DEBIT MEMORANDA                                       21
        8.5   NOTES RECEIVABLE                                      21

9.      AFFIRMATIVE COVENANTS                                       21
        9.1   FINANCIAL STATEMENTS                                  21
        9.2   GOVERNMENT AND OTHER SPECIAL RECEIVABLES              22
        9.3   TERMS OF SALE                                         22
        9.4   BOOKS AND RECORDS                                     22
        9.5   INTENTIONALLY OMITTED                                 23
        9.6   EXAMINATIONS                                          23
        9.7   VERIFICATION OF COLLATERAL                            23
        9.8   RESPONSIBLE PARTIES                                   23
        9.9   TAXES                                                 23
        9.10  LITIGATION                                            23
        9.11  INSURANCE                                             24
        9.12  GOOD STANDING; BUSINESS                               24
        9.13  PENSION REPORTS                                       24
        9.14  NOTICE OF NON-COMPLIANCE                              24
        9.15  COMPLIANCE WITH ENVIRONMENTAL LAWS                    25
        9.16  DEFEND COLLATERAL                                     25
        9.17  USE OF PROCEEDS                                       25
        9.18  COMPLIANCE WITH LAWS                                  25
        9.19  MAINTENANCE OF PROPERTY                               26
        9.20  LICENSES, PERMITS, ETC                                26
        9.21  INTENTIONALLY OMITTED                                 26
        9.22  ERISA                                                 26

        9.23  MAINTENANCE OF OWNERSHIP                              26
        9.24  ACTIVITIES OF CONSOLIDATED SUBSIDIARIES               26

10.     NEGATIVE COVENANTS                                          26
        10.1  LOCATION OF BUSINESS RECORDS                          26
        10.2  BORROWED MONEY                                        26
        10.3  SECURITY INTEREST AND OTHER ENCUMBRANCES              26
        10.4  INTENTIONALLY OMITTED                                 26
        10.5  MERGERS, CONSOLIDATIONS, OR SALES                     26
        10.6  CAPITAL STOCK                                         27
        10.7  DIVIDENDS OR DISTRIBUTIONS                            27
        10.8  INVESTMENTS AND ADVANCES                              27
        10.9  GUARANTIES                                            27
        10.10 INTENTIONALLY OMITTED                                 27
        10.11 INTENTIONALLY OMITTED                                 27
        10.12 INTENTIONALLY OMITTED                                 27
        10.13 NAME CHANGE                                           27
        10.14 DISPOSITION OF COLLATERAL                             27
        10.15 FINANCIAL COVENANTS                                   28

11.     EVENTS OF DEFAULT                                           28
        11.1  EVENTS OF DEFAULT                                     28
        11.2  EFFECTS OF AN EVENT OF DEFAULT                        30

12.     SECURED PARTY'S RIGHTS AND REMEDIES                         31
        12.1  GENERALLY                                             31
        12.2  NOTIFICATION OF ACCOUNT DEBTORS                       31
        12.3  INTENTIONALLY OMITTED                                 31
        12.4  COLLECTION OF RECEIVABLES                             31
        12.5  ENDORSEMENT OF CHECKS; DEBTOR'S MAIL                  31
        12.6  INTENTIONALLY OMITTED                                 31

13.     MISCELLANEOUS                                               31
        13.1  PERFECTING THE SECURITY INTEREST;
        PROTECTING THE COLLATERAL                                   31
        13.2  PERFORMANCE OF DEBTOR'S DUTIES                        32
        13.3  NOTICE OF SALE                                        32
        13.4  WAIVER BY SECURED PARTY                               32
        13.5  WAIVER BY DEBTOR                                      32
        13.6  SETOFF                                                32
        13.7  ASSIGNMENT                                            32
        13.8  SUCCESSORS AND ASSIGNS                                33
        13.9  MODIFICATION                                          33
        13.10 COUNTERPARTS                                          33
        13.11 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES              33
        13.12 INDEMNIFICATION                                       33
        13.13 TERMINATION; PREPAYMENT PREMIUM                       34
        13.14 FURTHER ASSURANCES                                    35

        13.15 HEADINGS                                              35
        13.16 CUMULATIVE SECURITY INTEREST, ETC.                    35
        13.17 SECURED PARTY'S DUTIES                                35
        13.18 NOTICES GENERALLY                                     35
        13.19 SEVERABILITY                                          36
        13.20 INCONSISTENT PROVISIONS                               36
        13.21 ENTIRE AGREEMENT                                      36
        13.22 APPLICABLE LAW                                        36
        13.23 CONSENT TO JURISDICTION                               36
        13.24 JURY TRIAL WAIVER                                     36
        13.25 ORAL AGREEMENTS NOT ENFORCEABLE                       37


EXHIBITS

A   Financial Statement Certification
B   Compliance Certificate

                        LOAN AND SECURITY AGREEMENT


                                 between


OTR EXPRESS, INC.                                             (the "Debtor")
804 North Meadowbrook Drive
Olathe, Kansas 66063



Chief Executive Office:                   804 North Meadowbrook Drive
(if more than one place of business)      Olathe, Kansas 66063

Fax:  913-829-0622



                                   and



HSBC BUSINESS LOANS, INC.                       (the "Secured Party")
2405 Grand Avenue, Suite 800
Kansas City, Missouri 64108
Fax:  816-474-6554




                              June 11, 1997

Debtor and Secured Party agree as follows:


1.   DEFINITIONS.

1.1 CERTAIN SPECIFIC TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

(a) ACCOUNT DEBTOR means the person, firm, or entity obligated to pay a Receivable.

(b) ADVANCE means a loan made to Debtor by Secured Party pursuant to this Agreement.

(b-1)   APPLICABLE MARGIN means 275 basis points.

(c) BORROWING CAPACITY means, at the time of computation, the amount specified in Item 1 of the Schedule.

(d) BUSINESS DAY means a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to any LIBOR Loan, a day on which dealings in Dollar deposits are also carried on the London interbank market and banks are open for business in London; provided, that for purposes of Item 20 of the Schedule and of calculations made with referenced thereto, a Business Day shall be deemed to be equivalent to 1.4 calendar days.

(d-1)   CLOSING DATE means the date on which all Transaction
Documents have been fully executed, all conditions precedent to the initial Advance under the Revolving Credit have been satisfied, and the initial Advance under the Revolving Credit has been made.

(e) COLLATERAL means collectively all of the property of Debtor subject to the Security Interest and described in Sections
3.1 and 3.2.

(f) CONSOLIDATED SUBSIDIARY means any corporation of which at least 50% of the voting stock is owned by Debtor directly, or indirectly, through one or more Consolidated Subsidiaries. If Debtor has no Consolidated Subsidiaries, the provisions of this Agreement relating to Consolidated Subsidiaries shall be inapplicable without affecting the applicability of such provisions to Debtor alone.

(g) CREDIT means any discount, allowance, credit, rebate, or adjustment granted by Debtor with respect to a Receivable, other than a cash discount described in Item 3 of the Schedule.

(h) DEBTOR means the person or entity defined on the cover page of this Agreement.

(i) DISPOSAL means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction, or placing of any Hazardous Substance so that it or any of its constituents may enter the environment.

(j) DOLLARS and $ mean lawful money of the United States of America.

(k) ENVIRONMENT means any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish, wildlife and plants; and all other natural resources or environmental media.

(l) ENVIRONMENTAL LAWS means all federal, state, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto.

(m) ENVIRONMENTAL PERMITS means all licenses, permits, approvals, authorizations, consents, or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with the ownership, lease, purchase, transfer, closure, use, and/or operation of any property owned, leased, or operated by Debtor or any Consolidated Subsidiary and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances.

(n) ENVIRONMENTAL QUESTIONNAIRE means a questionnaire and all attachments thereto concerning (i) activities and conditions affecting the Environment at any property of Debtor or any Consolidated Subsidiary, or (ii) the enforcement or possible enforcement of any Environmental Law against Debtor or any Consolidated Subsidiary.

(o)   ERISA means the Employee Retirement Income Security
Act of 1974, as amended from time to time.

(p)   EUROCURRENCY RESERVE REQUIREMENT means, for any LIBOR
Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is defined in Regulation D), but without benefit or credit of prorations, exemptions or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against
(1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate or LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that includes LIBOR Loans.

For purposes of this Agreement,
any LIBOR Loan hereunder shall be deemed to be an "Eurocurrency liability" as defined in Regulation D and, as such, shall be deemed to be subject to such reserve requirements.

(q) EVENT OF DEFAULT means an Event of Default or Events of Default as defined in Section 11.1.

(r) EXTENSION means the granting to an Account Debtor of additional time within which such Account Debtor is required to pay a Receivable.

(s)   FEDERAL BANKRUPTCY CODE means Title 11 of the United
States Code, entitled "Bankruptcy," as amended, or any successor federal bankruptcy law.

(t) HAZARDOUS SUBSTANCES means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

(t-1)   HSBC PAYMENT ACCOUNT means the special bank account
owned by Secured Party to which Proceeds of Collateral, including, without limitation, payments on Receivables, are credited. There is a HSBC Payment Account if so indicated in Item 8 of the Schedule.

(u) INDEBTEDNESS means the indebtedness secured by the Security Interest and described in Section 3.3.

(v)   INELIGIBLE RECEIVABLES means the following described
Receivables and any other Receivables which are not reasonably satisfactory to Secured Party for credit or any other reason:

(i) Any Receivable which has remained unpaid for more than the number of days specified in Item 4 of the Schedule.

(ii)   Any Receivable with respect to which a
representation or warranty contained in Sections 4.3, 4.5, or 4.6 is not, or does not continue to be, true and accurate, including, without limitation, any Receivable subject to a setoff.

(iii) Any Receivable with respect to which Debtor has extended the time for payment without the consent of Secured Party, except as provided in Section 8.2(a).

(iv) Any Receivable as to which any one or more of the following events occurs: a Responsible Party shall die or be judicially declared incompetent; a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect, shall be filed by or against a Responsible Party; a Responsible Party shall make any general assignment for the benefit of creditors; a receiver or trustee, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, shall be appointed for a Responsible Party or for any of the assets of a Responsible Party; any other type of insolvency proceeding with respect to a Responsible Party (under the bankruptcy laws of the United States or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, a Responsible Party shall be instituted; all or any material part of the assets of a Responsible Party shall be sold, assigned, or transferred; a Responsible Party shall fail to pay its debts as they become due; or a Responsible Party shall cease doing business as a going concern.

(v) All Receivables owed by an Account Debtor owing Receivables classified as ineligible under any criterion set forth in any of Sections 1.1(v)(i) through 1.1(v)(iv), if the outstanding dollar amount of such Receivables constitutes a percentage of the aggregate outstanding dollar amount of all Receivables owed by such Account Debtor equal to or greater than the percentage specified in Item 5 of the Schedule.

(vi) All Receivables owed by an Account Debtor which does not maintain its chief executive office in the United
States or which is not organized under the laws of the United States or any state, unless otherwise specified in
Item 6 of the Schedule.

(vii)   All Receivables owed to Debtor by an Account
Debtor who is an Affiliate of Debtor.

(viii) Any Receivable constituting a partial billing under terms providing for payment only after full performance; any Receivable arising from any prebilling where the services have not been performed for the Account
Debtor if Secured Party has not entered into a satisfactory written agreement with such Account Debtor relating to such Receivables; and any Receivable as to which the Account
Debtor contends the balance reported by Debtor is incorrect or not owing.

(ix) Any Receivable which is unenforceable against the Account Debtor for any reason.

(x) Any Receivable which is an Instrument, Document, or Chattel Paper or which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such Instrument, Document, Chattel Paper, note, draft, trade acceptance, or other instrument has not been endorsed and delivered by Debtor to Secured Party.

(xi) Any Receivable or Receivables owed by an Account Debtor which exceeds any credit limit established by Secured Party for such Account Debtor; provided, that such Receivable or Receivables shall be ineligible only to the extent of such excess.

(xii) Any Receivable that is unbilled; provided, however, that Receivables of up to $1,800,000.00 in the aggregate outstanding at any one time representing amounts owed by an Account Debtor on cargo that has been picked up from the shipper by Debtor but not yet delivered shall not be ineligible based solely on the fact that the Receivable has not been billed so long as the goods are delivered and the Invoice is issued by Debtor within twenty-one (21) days after the Receivable is first booked by Debtor.

(w) INTEREST PERIOD means, with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as Debtor may select, pursuant to Sections 2.5 or 2.6, on the numerically corresponding day in the first, second or third calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, however, that the foregoing provision relating to Interest Periods is subject to the following:

(a) No Interest Period may extend beyond the then effective maturity date of the Revolving Credit Note; and

(b) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR
Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(x) INTERNAL REVENUE CODE means the Internal Revenue Code of 1986, as amended from time to time.

(y) INVOICE means any document or documents used, or to be used, to evidence a Receivable.

(z)   INTENTIONALLY OMITTED.

(aa) LETTER OF CREDIT means any documentary or standby letter of credit issued by the Hongkong Shanghai Banking
Corporation and guaranteed by Secured Party pursuant to Section
2.4 of this Agreement.

(aa-1)   LIBOR INTEREST RATE means, for each LIBOR Loan, the
rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) determined by Secured Party to be equal to the quotient of (1) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (2) 1 minus the Eurocurrency

Reserve Requirement for such Interest Period, and adding to that amount the Applicable Margin.

(aa-2)   LIBOR LOAN means any portion of the Revolving
Credit when and to the extent the interest rate therefor is determined by reference to the LIBOR Interest Rate pursuant to this Agreement.

(aa-3)   LONDON INTERBANK OFFERED RATE means, for any
Interest Period for a LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) quoted at approximately 11:00 a.m., London time, by major banks in the London interbank eurodollar market two (2) Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan which shall be made by Secured Party and outstanding during such Interest Period.

(bb-1)   MAXIMUM AMOUNT means $7,000,000.00; provided,
however, that upon receipt by Secured party of Debtor's audited financial statements for the calendar year ending December 31, 1997, if such financial statements show Debtor's Tangible Net Worth (as defined in the Schedule) equals or exceeds $9,000,000.00, and no Event of Default then exists and is continuing, the Maximum Amount shall increase to $8,000,000.00.

(cc)   PENSION EVENT means, with respect to any Pension
Plan, the occurrence of (i) any prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (ii) any Reportable Event; (iii) any complete or partial withdrawal, or proposed complete or partial withdrawal, of Debtor or any Consolidated Subsidiary from such Pension Plan; (iv) any complete or partial termination, or proposed complete or partial termination, of such Pension Plan; or (v) any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.

(dd)   PENSION PLAN means any pension plan, as defined in
Section 3(2) of ERISA, which is a multi-employer plan or a single employer plan, as defined in Section 4001 of ERISA, and subject to Title IV of ERISA and which is (i) a plan maintained by Debtor or any Consolidated Subsidiary for employees or former employees of Debtor or of any Consolidated Subsidiary; (ii) a plan to which Debtor or any Consolidated Subsidiary contributes or is required to contribute; (iii) a plan to which Debtor or any Consolidated Subsidiary was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (iv) any other plan with respect to which Debtor or any Consolidated Subsidiary has incurred or may incur liability, including, without limitation, contingent liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition, and for purposes of Sections 1.1(cc), 4.12, and 11.1(i), Debtor shall include any trade or business (whether or not incorporated) which, together with Debtor or any Consolidated Subsidiary, is deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

(ee) PRIME RATE means the rate of interest publicly announced by Marine Midland Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans. The rate announced by Marine Midland Bank as its prime rate may or may not be the most favorable rate charged by Marine Midland Bank to its customers.

(ee-1)   PRIME RATE LOAN means any portion of the Revolving
Credit when and to the extent the interest rate therefor is determined by reference to the Prime Rate pursuant to this Agreement.

(ff) RECEIVABLE means the right to payment for Goods sold or leased or services rendered by Debtor, whether or not earned by performance, and may, without limitation, in whole or in part be in the form of an Account, Chattel Paper, Document, or Instrument.

(gg) RECEIVABLES BORROWING BASE means, at the time of its computation, the aggregate amount of the outstanding Receivables in which Secured Party has a first priority perfected security interest (adjusted with respect to Credits as provided in Article 8 hereof) less the amount of Ineligible Receivables and any reserves established by Secured Party in accordance with Section 2.3.

(gg-1)   REGULATION D means Regulation D of the Board of
Governors of the Federal Reserve System as amended or supplemented from time to time.

(hh)   RELEASE means "release," as defined in Section
101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

(ii)   REPORTABLE EVENT means any event described in Section
4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.

(jj) RESPONSIBLE PARTY means an Account Debtor, a general partner of an Account Debtor, or any party otherwise in any way directly or indirectly liable for the payment of a Receivable.

(jj-1)   REVOLVING CREDIT means the Revolving Credit
facility described in Section 2.1 of this Agreement.

(kk) SCHEDULE means the schedule executed in connection with, and which is a part of, this Agreement.

(ll) SECURED PARTY means the person or entity defined on the cover page of this Agreement and any successors or assigns of Secured Party.

(mm) SECURITY INTEREST means the security interest granted to Secured Party by Debtor as described in Section 3.1.

(nn) STATE means the State of the United States specified in Item 31 of the Schedule.

(oo) THIRD PARTY means any person or entity who has executed and delivered, or who in the future may execute and deliver, to Secured Party any agreement, instrument, or document, pursuant to which such person or entity has guarantied to Secured Party the payment of the Indebtedness or has granted Secured Party a security interest in or lien on some or all of such person's or entity's real or personal property to secure the payment of the Indebtedness.

(pp) TRANSACTION DOCUMENTS means this Agreement and all documents, including, without limitation, collateral documents, letter of credit agreements, notes, security agreements, pledges, guaranties, assignments, and subordination agreements required to be executed by Debtor, any Third Party, or any Responsible Party pursuant hereto or in connection herewith.

1.2 SINGULARS AND PLURALS. Unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular.

1.3 U.C.C. DEFINITIONS. Unless otherwise defined in Section 1.1 or elsewhere in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State as of the date of this Agreement.

2.   ADVANCES.

2.1 REQUESTS FOR AN ADVANCE. From time to time, and subject to the terms and conditions of this Agreement, Debtor may make a written request for an Advance, so long as the sum of the aggregate principal balance of outstanding Advances and the requested Advance does not exceed the Borrowing Capacity as then computed; and Secured Party shall make such requested Advance, provided that (i) the Borrowing Capacity would not be so exceeded; (ii) there has not occurred an Event of Default or an event which, with notice or lapse of time or both, would constitute an Event of Default; and (iii) all representations and warranties contained in this Agreement and in the other Transaction Documents are true and correct on the date such requested Advance is made as though made on and as of such date. Notwithstanding any other provision of this Agreement, Secured Party may from time to time reduce the advance rate specified in Item 1 of the Schedule if Secured Party determines, in its reasonable judgment, that there has been a material change in circumstances related to any or all Receivables from those circumstances in existence on or prior to the date of this Agreement or in the financial or other condition of Debtor. The making of an Advance to Debtor as hereinafter provided shall conclusively establish Debtor's obligation to repay the Advance.

2.2 PROCEEDS OF AN ADVANCE. Advances shall be made in the manner agreed by Debtor and Secured Party in writing or, absent any such agreement, as determined by Secured Party.

2.3 ESTABLISHMENT OF RESERVES. Secured Party may, at any time and from time to time, in its reasonable judgment, establish reserves against the Receivables of Debtor. The amount of such reserves shall be subtracted from the Receivables Borrowing Base when calculating the amount of the Borrowing Capacity.

2.4 LETTERS OF CREDIT. At the request of Debtor, and upon execution of Letter of Credit documentation satisfactory to the Hongkong Shanghai Banking Corporation, Secured Party, within the limits of the Borrowing Capacity as then computed, shall guaranty Letters of Credit issued from time to time by the Hongkong Shanghai Banking Corporation for the account of Debtor in an amount not exceeding in the aggregate at any one time outstanding the amount set forth in Item 9 of the Schedule. The Letters of Credit shall be on terms mutually acceptable to Secured Party and Debtor and no Letters of Credit shall have an expiration date later than the termination date of this Agreement. An Advance in an amount equal to any amount paid by Secured Party on such guaranty shall be deemed made to Debtor, without request therefor, immediately upon any payment by Secured Party on such guaranty. In connection with the issuance of any guaranty of Letters of Credit, Debtor shall pay to Secured Party the fees set forth in Item 19 of the Schedule and to the issuer of the Letters of Credit all fees charged by the issuer relating to the issuance or amendment of the Letter of Credit or the payment of draw requests submitted thereunder.

2.5 NOTICE AND MANNER OF BORROWING. Subject to the terms and conditions of this Agreement, any portion of the Revolving Credit may be outstanding as a Prime Rate Loan or a LIBOR Loan. With respect to LIBOR Loans, Debtor shall give Secured Party at least two (2) Business Days' prior written notice before each LIBOR Loan, specifying (1) the date of such Advance; (2) the amount of such Advance; and (3) the duration of the Interest Period applicable thereto. Unless otherwise specified by Debtor pursuant to this Agreement, each Advance will be made as a Prime Rate Loan. All notices given under this Section 2.5 shall be irrevocable and shall be given not later than 11:00 a.m. (Buffalo, New York time) on the day which is not less than the number of Business Days specified above for such notice period. Each Advance which will be outstanding as a LIBOR Loan shall be in the amount of not less than $1,000,000.00.

2.6 CONVERSIONS AND RENEWALS. Debtor may elect from time to time to convert all or a part of a Prime Rate Loan into a LIBOR Loan or to renew all or part of a LIBOR Loan by giving Secured Party notice at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the outstanding principal balance of Advances to be converted or renewed; and (3 the duration of the Interest Period applicable thereto; provided that the minimum principal amount of LIBOR Loans outstanding for a given Interest Period after giving effect to such renewal or conversion shall be $1,000,000.00. All notices under this
Section 2.6 shall be irrevocable and shall be given not later than 11:00 a.m. (Buffalo, New York time) on the day which is not less than the number of Business Days specified above for such notice. If Debtor fails to give Secured Party notice as specified above for the renewal of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted to a Prime Rate Loan on the last day of the applicable Interest Period.

2.7 ILLEGALITY CLAUSE. Notwithstanding any other provision of this Agreement, if Secured Party determines that any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Secured Party with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Secured Party to (1) maintain its commitment to make LIBOR Loans, then upon notice to Debtor by Secured Party, the commitment of Secured Party to make LIBOR Loans shall terminate; or (2) maintain or fund its LIBOR Loans, then upon notice to Debtor by Secured Party, the outstanding principal amount of LIBOR Loans, together with interest accrued thereon, and any other amounts payable to Secured Party under this Agreement shall be repaid (a) immediately upon demand by Secured Party if such change or compliance with such request, in the judgment of Secured Party, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date that such change or request.

2.8 DISASTER CLAUSE. Notwithstanding anything to the contrary herein, if Secured Party determines (which determination shall be conclusive) that: (1) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or (2) the relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate of interest for any LIBOR Loan is to be determined do not accurately cover the costs to Secured Party of making or maintaining such type of loan, then Secured Party shall forthwith give notice to Debtor, whereupon: (a) the obligations of Secured Party to make LIBOR Loans shall be suspended until Secured Party notifies Debtor that the circumstances giving rise to such suspension no longer exist; and (b) Debtor shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such loan.

2.9   INCREASED COSTS.

(a) Taxation, Reserves and Other Contingencies. Debtor shall pay to Secured Party, from time to time, such amounts as Secured Party may determine to be necessary to compensate Secured Party for any costs incurred by Secured Party which Secured Party determines are attributable to its making any LIBOR Loans hereunder or its obligation to make LIBOR Loans hereunder, or any reduction in any amount receivable by Secured Party under this Agreement in respect of LIBOR Loans or such obligation (such increase in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives or requirements applying to a class of banks, including Secured Party and its Affiliates, under any United States federal, state, municipal or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to Secured Party under this Agreement in respect of any LIBOR Loan (other than taxes imposed on the overall net income of Secured Party for any LIBOR Loan by the jurisdiction where Secured Party is located); or
(2) imposes or modifies any reserve, special deposit, compulsory loan or similar requirements relating to any extensions of credit or other assets of, or any deposits with or liabilities of, the Secured Party (including any LIBOR Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (3) imposes any other condition affecting this Agreement (or any such extensions of credit or liabilities). Secured Party will notify Debtor of any event occurring after the date of this Agreement that will entitle Secured Party to compensation pursuant to this Section 2.9 as promptly as practicable after it obtains knowledge thereof and determines to request compensation.

Determinations by Secured Party for purposes of this Section
2.9 of the effect of any Regulatory Change on its costs of making or maintaining LIBOR Loans or any amounts receivable by it in respect of LIBOR Loans, and of the additional amounts required to compensate Secured Party in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

2.10   FUNDING LOSS INDEMNIFICATION.  Debtor shall pay to Secured
Party, upon request by Secured Party, such amount or amounts as shall be sufficient (in the reasonable opinion of Secured Party) to compensate Secured Party for any loss, cost or expense incurred as a result of:

(a) Any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan, including, but not limited to, any payment resulting from acceleration of the Indebtedness by Secured Party pursuant to Section 11.2; or

(b) Any failure by Debtor to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Sections 2.5 or 2.6.

3.   COLLATERAL AND INDEBTEDNESS SECURED.

3.1 SECURITY INTEREST. Debtor hereby grants to Secured Party a security interest in, and a lien on, the following property of Debtor wherever located and whether now owned or hereafter acquired:

(a)   All Accounts, and all General Intangibles, Chattel
Paper, Documents and Instruments evidencing an Account, whether or not specifically assigned to Secured Party, including, without limitation, all Receivables.

(b) Inasmuch as they relate to or secure the payment of Receivables, all guaranties, collateral and liens on, or security interests in, real or personal property, leases and letters of credit.

(c) All books, records, ledger cards, data processing records, computer data, and other property evidencing or relating to the foregoing.

(d) All monies, securities, and other property now or hereafter held, or received by, or in transit to, Secured Party from or for Debtor, and all of Debtor's deposit accounts, credits, and balances with Secured Party existing at any time.

(e)   All Proceeds of all of the foregoing in any form.

3.2 OTHER COLLATERAL. Nothing contained in this Agreement shall limit the rights of Secured Party in and to any other collateral securing the Indebtedness which may have been, or may hereafter be, granted to Secured Party by Debtor or any Third Party pursuant to any other agreement.

3.3 INDEBTEDNESS SECURED. The Security Interest secures payment of any and all indebtedness, and performance of all obligations and agreements, of Debtor to Secured Party, whether now existing or hereafter incurred or arising, of every kind and character, primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, and whether such indebtedness is from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including, without limitation: (a) all Advances; (b) all interest which accrues on any such indebtedness until payment of such indebtedness in full, including, without limitation, all interest provided for under this Agreement; (c) all other monies payable by Debtor, and all obligations and agreements of Debtor to Secured Party, pursuant to the Transaction Documents; (d) all debts owed, or to be owed, by Debtor to others which Secured Party has obtained, or may obtain, by assignment or otherwise; (e) all monies payable by any Third Party, and all obligations and agreements of any Third Party to Secured Party, pursuant to any of the Transaction Documents; and (f) all monies due, and to become due, pursuant to Section 7.3.

4. REPRESENTATIONS AND WARRANTIES. To induce Secured Party to enter into this Agreement, and make Advances to Debtor from time to time as herein provided, Debtor represents and warrants and, so long as any Indebtedness remains unpaid or this Agreement remains in effect, shall be deemed continuously to represent and warrant as follows:

4.1   CORPORATE EXISTENCE.  Debtor and each Consolidated
Subsidiary is duly organized and existing and in good standing under the laws of the state specified in Item 10 of the Schedule and is duly licensed or qualified to do business and in good standing in every state in which the nature of its business or ownership of its property requires such licensing or qualification.

4.2 CORPORATE CAPACITY. The execution, delivery, and performance of the Transaction Documents are within Debtor's corporate powers, have been duly authorized by all necessary and appropriate corporate and shareholder action, and are not in contravention of any law or the terms of Debtor's articles or certificate of incorporation or bylaws or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which Debtor is a party or by which Debtor or any of Debtor's property is bound or affected.

4.3 VALIDITY OF RECEIVABLES. (a) Each Receivable is genuine and enforceable in accordance with its terms and represents an undisputed and bona fide indebtedness owing to Debtor by the Account Debtor obligated thereon; (b) there are no defenses, setoffs, or counterclaims against any Receivable; (c) no payment has been received on any Receivable, and no Receivable is subject to any Credit or Extension or agreements therefor unless written notice specifying such payment, Credit, Extension, or agreement has been delivered to Secured Party; (d) each copy of each Invoice is a true and genuine copy of the original Invoice sent to the Account Debtor named therein and accurately evidences the transaction from which the underlying Receivable arose, and the date payment is due as stated on each such Invoice or computed based on the information set forth on each such Invoice is correct; (e) all Chattel Paper, and all promissory notes, drafts, trade acceptances, and other instruments for the payment of money relating to or evidencing each Receivable, and each endorsement thereon, are true and genuine and in all respects what they purport to be, and are the valid and binding obligation of all parties thereto, and the date or dates stated on all such items as the date on which payment in whole or in part is due is correct; (f) all services to be performed by Debtor in connection with each Receivable have been performed by Debtor; and (g) all evidence of the performance of such services by Debtor is true and genuine.

4.4   INTENTIONALLY OMITTED.

4.5   TITLE TO COLLATERAL.  (a) Debtor is the owner of the
Collateral free of all security interests, liens, and other encumbrances except the Security Interest and except as described in Item 12 of the Schedule; (b) Debtor has the unconditional authority to grant the Security Interest to Secured Party; and (c) assuming that all necessary Uniform Commercial Code filings have been made and, if applicable, assuming compliance with the Federal Assignment of Claims Act of 1940, as amended, Secured Party has an enforceable first lien on all Collateral, subordinate only to those security interests, liens, or encumbrances described as having priority over the Security Interest in
Item 12 of the Schedule.

4.6 NOTES RECEIVABLE. No Receivable is an Instrument, Document, or Chattel Paper or is evidenced by any note, draft, trade acceptance, or other instrument for the payment of money, except such Instrument, Document, Chattel Paper, note, draft, trade acceptance, or other instrument as has been endorsed and delivered by Debtor to Secured Party and has not been presented for payment and returned uncollected for any reason.

4.7   INTENTIONALLY OMITTED.

4.8   PLACE OF BUSINESS.  (a) Unless otherwise disclosed to
Secured Party in Item 13 of the Schedule, Debtor is engaged in business operations which are in whole, or in part, carried on at the address or addresses specified at the beginning of this Agreement and at no other address or addresses; (b) if Debtor has more than one place of business, its chief executive office is at the address specified as such at the beginning of this Agreement; and (c) Debtor's records concerning the Collateral are kept at the address or addresses specified at the beginning of this Agreement or in Item 13 of the Schedule.

4.9 FINANCIAL CONDITION. Debtor has furnished to Secured Party Debtor's most current financial statements, which statements represent correctly and fairly the results of the operations and transactions of Debtor and the Consolidated Subsidiaries as of the dates, and for the period referred to, and have been prepared in accordance with generally accepted accounting principles consistently applied during each interval involved and from interval to interval. Since the date of such financial statements, there have not been any materially adverse changes in the financial condition reflected in such financial statements, except as disclosed in writing by Debtor to Secured Party.

4.10   TAXES.  Except as disclosed in writing by Debtor to Secured
Party: (a) all federal and other tax returns required to be filed by Debtor and each Consolidated Subsidiary have been filed, and all taxes required by such returns have been paid; and (b) neither Debtor nor any Consolidated Subsidiary has received any notice from the Internal Revenue Service or any other taxing authority proposing additional taxes.

4.11 LITIGATION. Except as disclosed in writing by Debtor to Secured Party, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Debtor, threatened against Debtor or any Consolidated Subsidiary or any basis therefor which, if adversely determined, would, in any case or in the aggregate, materially adversely affect the property, assets, financial condition, or business of Debtor or any Consolidated Subsidiary or materially impair the right or ability of Debtor or any Consolidated Subsidiary to carry on its operations substantially as conducted on the date of this Agreement.

4.12 ERISA MATTERS. (a) No Pension Plan has been terminated, or partially terminated, or is insolvent, or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; (b) neither Debtor nor any Consolidated Subsidiary has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which, if continued, would result in a complete or partial withdrawal; (c) neither Debtor nor any Consolidated Subsidiary has incurred any withdrawal liability, including, without limitation, contingent withdrawal liability, to any Pension Plan, pursuant to Title IV of ERISA; (d) neither Debtor nor any Consolidated Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; (e) no Reportable Event has occurred; (f) no Pension Plan or other "employee pension benefit plan," as defined in Section 3(2) of ERISA, to which Debtor or any Consolidated Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code; (g) the present value of all benefits vested under any Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits; (h) each Pension Plan and each other "employee benefit plan," as defined in Section 3(3) of ERISA, to which Debtor or any Consolidated Subsidiary is a party is in substantial compliance with ERISA, and no such plan or any administrator, trustee, or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (i) each Pension Plan and each other "employee benefit plan," as defined in Section 3(2) of ERISA, to which Debtor or any Consolidated Subsidiary is a party has received a favorable determination by the Internal Revenue Service with respect to qualification under Section 401(a) of the Internal Revenue Code; and (j) neither Debtor nor any Consolidated Subsidiary has incurred any liability to a trustee appointed pursuant to Section 4042(b) or (c) of ERISA.

4.13   ENVIRONMENTAL MATTERS.

(a)   Any Environmental Questionnaire previously provided by
Debtor to Secured Party was and is accurate and complete and does not omit any material fact the omission of which would make the information contained therein materially misleading.

(b) Except as disclosed in the Environmental Questionnaire provided by Debtor to Secured Party on the Closing Date, no above ground or underground storage tanks containing Hazardous Substances are, or have been, located on any property owned, leased, or operated by Debtor or any Consolidated Subsidiary. The above ground and underground storage tanks disclosed in the Environmental Questionnaire are in compliance with all applicable Environmental Laws.

(c) Except as disclosed in the Environmental Questionnaire provided by Debtor to Secured Party on the Closing Date, no property owned, leased, or operated by

Debtor or any Consolidated
Subsidiary is, or has been, used for the Disposal of any Hazardous Substance or for the treatment, storage, or Disposal of Hazardous
Substances, and any spills disclosed in the Environmental
Questionnaire were de minimis fuel spills in quantities that were not reportable under applicable Environmental Laws.

(d) Except as disclosed in the Environmental Questionnaire provided by Debtor to Secured Party on the Closing Date, no Release of a Hazardous Substance has occurred, or is threatened on, at, from, or near any property owned, leased, or operated by Debtor or any Consolidated Subsidiary, other than de minimis spills of fuel in quantities that are not reportable under applicable Environmental Laws.

(e) Neither Debtor nor any Consolidated Subsidiary is subject to any existing, pending, or threatened suit, claim, notice of violation, or request for information under any Environmental Law nor has Debtor or any Consolidated Subsidiary provided any notice or information under any Environmental Law.

(f) Debtor and each Consolidated Subsidiary are in compliance with, and have obtained all Environmental Permits required by, all Environmental Laws.

4.14   VALIDITY OF TRANSACTION DOCUMENTS.  The Transaction
Documents constitute the legal, valid, and binding obligations of Debtor and each Consolidated Subsidiary and any Third Parties thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditors' rights generally.

4.15 NO CONSENT OR FILING. No consent, license, approval, or authorization of, or registration, declaration, or filing with, any court, governmental body or authority, or other person or entity is required in connection with the valid execution, delivery, or performance of the Transaction Documents or for the conduct of Debtor's business as now conducted, other than filings and recordings to perfect security interests in or liens on the Collateral in connection with the Transaction Documents.

4.16   NO VIOLATIONS.  Neither Debtor nor any Consolidated
Subsidiary is in violation of any term of its articles, or certificate of incorporation, or by-laws, or of any mortgage, borrowing agreement, or other instrument or agreement pertaining to indebtedness for borrowed money. Neither Debtor nor any Consolidated Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it or its property may be bound, resulting, or which might reasonably be expected to result, in a material and adverse effect upon its business or assets. Neither Debtor nor any Consolidated Subsidiary is in violation of any order, writ, judgment, injunction, or decree of any court of competent jurisdiction or of any statute, rule, or regulation of any governmental authority. The execution and delivery of the Transaction Documents and the performance of all of the same is, and will be, in compliance with the foregoing and will not result in any violation thereof, or result in the creation of any mortgage, lien, security interest, charge, or encumbrance upon, any properties or assets except in favor of Secured Party. There exists no fact or circumstance (whether or not disclosed in the Transaction Documents) which materially adversely affects, or in the future (so far as Debtor can now foresee) may materially adversely affect, the condition, business, or operations of Debtor or any Consolidated Subsidiary.

4.17   INTENTIONALLY OMITTED.

4.18 CONTINGENT LIABILITIES. There are no suretyship agreements, guaranties, or other contingent liabilities of Debtor or any Consolidated Subsidiary which are not disclosed by the financial statements described in Section 4.9 or Item 25 of the Schedule.

4.19 COMPLIANCE WITH LAWS. Debtor is in compliance with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operations of the real and personal property owned or leased by it in the conduct of its business.

4.20 LICENSES, PERMITS, ETC. Each franchise, grant, approval, authorization, license, permit, easement, consent, certificate, and order of and registration, declaration, and filing with, any court, governmental body or authority, or other person or entity required for or in connection with the conduct of Debtor's and each Consolidated Subsidiary's business as now conducted is in full force and effect.

4.21   LABOR CONTRACTS.  Neither Debtor nor any Consolidated
Subsidiary is a party to any collective bargaining agreement or to any existing or threatened labor dispute or controversies except as set forth in Item 15 of the Schedule.

4.22   CONSOLIDATED SUBSIDIARIES.  Debtor has no Consolidated
Subsidiaries other than those listed in Item 33 of the Schedule, and the percentage ownership of Debtor in each such Consolidated Subsidiary is specified in such Item 33.

4.23 AUTHORIZED SHARES. Debtor's total authorized common shares, the par value of such shares, and the number of such shares issued and outstanding, are set forth in Item 16 of the Schedule. All of such shares are of one class and have been validly issued in full compliance with all applicable federal and state laws, and are fully paid and non-assessable. No other shares of the Debtor of any class or type are authorized or outstanding.

5.   CERTAIN DOCUMENTS TO BE DELIVERED TO SECURED PARTY.

5.1 DOCUMENTS. Debtor shall deliver to Secured Party all documents specified in Item 17 of the Schedule, as frequently as indicated therein or at such other times as Secured Party may request, and all other documents and information reasonably requested by Secured Party, all in form, content and detail satisfactory to Secured Party. The documents and schedules to be provided under this Section 5.1 are solely for the convenience of Secured Party in administering this Agreement and maintaining records of the Collateral. Debtor's failure to provide Secured Party with any such schedule shall not affect the Security Interest.

5.2 INVOICES. Except as provided below, Debtor shall cause all of its Invoices to be printed and to bear consecutive numbers and shall prepare and issue its Invoices in such consecutive numerical order. If requested by Secured Party, all copies of Invoices not previously delivered to Secured Party shall be delivered to Secured Party with each schedule of Receivables. Copies of all Invoices which are voided or cancelled or which, for any other reason, do not evidence a Receivable shall be included in such delivery. If any Invoice or copy thereof is lost, destroyed, or otherwise unavailable, Debtor shall account in writing, in form satisfactory to Secured Party, for such missing
Invoice. Secured Party acknowledges that Debtor invoices certain customers using electronic data interchange ("EDI"), and that with respect to such customers, printed Invoices are not prepared and issued in the ordinary course of business. With respect to Invoices issued using only EDI, if requested by Secured Party, Debtor shall provide to Secured Party either printed copies of all such Invoices with each schedule of Receivables or direct access to Debtor's computer system to monitor and examine such Invoices.

5.3 CHATTEL PAPER. The original of each item of Chattel Paper evidencing a Receivable shall be delivered to Secured Party with the schedule listing the Receivable which it evidences, together with an assignment in form and content satisfactory to Secured Party of such Chattel Paper by Debtor to the Secured Party.

6. COLLECTIONS. So long as Secured Party elects to keep the HSBC Payment Account in existence, Debtor shall deposit all Proceeds of Collateral into the HSBC Payment Account and shall, on the day of each such deposit, forward to Secured Party a copy of the deposit receipt of the depository bank indicating that such deposit has been made. Any Proceeds of Collateral received by Debtor, including, without limitation, payments on Receivables, shall be held by Debtor in trust for Secured Party in the same medium in which received, shall not be commingled with any assets of Debtor, and shall be delivered immediately to Secured Party as provided above. Upon receipt of Proceeds of Collateral, Secured Party shall apply such Proceeds directly to the Indebtedness in the manner provided in Section 7.5. Checks drawn on the HSBC Payment Account, and all or any part of the balance of the HSBC Payment Account, shall be applied from time to time to the Indebtedness in the manner provided in Section 7.5.

7.   PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES.

7.1   PROMISE TO PAY PRINCIPAL.  Debtor promises to pay to Secured
Party the outstanding principal of Advances in full upon termination of this Agreement pursuant to Section 13.13, or acceleration of the time for payment of the Indebtedness pursuant to Section 11.2. Whenever the outstanding principal balance of Advances exceeds the Borrowing Capacity, Debtor shall immediately pay to Secured Party the excess of the outstanding principal balance of Advances over the Borrowing Capacity. Principal payments shall be applied first to Prime Rate Loans until such Prime Rate Loans have been paid in full, and thereafter to LIBOR Loans.

7.2   PROMISE TO PAY INTEREST.

(a) Debtor promises to pay to Secured Party interest on the principal of Advances from time to time unpaid at the applicable per annum rates specified in Item 18 of the Schedule. From the date of the occurrence of, and during the continuance of, an Event of Default, Debtor, as additional compensation to Secured Party for its increased credit risk promises to pay interest on
(i) the principal of Advances, whether or not past due; and (ii) past due interest and any other amount past due under the Transaction Documents, at a per annum rate of 3% greater than the rate of interest specified in Item 18 of the Schedule.

(b) Interest on Prime Rate Loans shall be paid (i) on the first day of each month in arrears, (ii) on termination of this Agreement pursuant to Section 13.13, (iii) on acceleration of the time for payment of the Indebtedness pursuant to Section 11.2, and
(iv) on the date the Indebtedness is paid in full. Interest on LIBOR Loans shall be paid (i) on the last day of the Interest Period with respect thereto, (ii) on termination of this Agreement pursuant to Section 13.13, (iii) on acceleration of the time for payment of the Indebtedness pursuant to Section 11.2, and (iv) on the date the Indebtedness is paid in full.

(c) Any change in the interest rate resulting from a change in the Prime Rate shall take effect simultaneously with such change in the Prime Rate. Interest shall be computed on the daily unpaid principal balance of Advances. Interest shall be calculated for each calendar day at 1/360th of the applicable per annum rate which will result in effective per annum rates higher than those specified in Item 18 of the Schedule. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Debtor pays to Secured Party interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of Advances made pursuant to this Agreement, and any remaining excess interest, after application thereof to the principal of Advances, shall be refunded to Debtor.

7.3   PROMISE TO PAY FEES.  Debtor promises to pay to Secured
Party any fees specified in Item 19 of the Schedule on the applicable due dates also specified in Item 19 of the Schedule.

7.4   PROMISE TO PAY COSTS AND EXPENSES.

(a) Debtor agrees to pay to Secured Party, on demand, all costs and expenses as provided in this Agreement, and all costs and expenses incurred by Secured Party from time to time in connection with this Agreement, including, without limitation, those incurred in: (i) preparing, negotiating, amending, waiving, or granting consent with respect to the terms of any or all of the Transaction Documents; (ii) enforcing the Transaction Documents;
(iii) performing, pursuant to Section 13.2, Debtor's duties under the Transaction Documents upon Debtor's failure to perform them;
(iv) filing financing statements, assignments, or other documents relating to the Collateral (e.g., filing fees, recording taxes, and documentary stamp taxes); (v) maintaining the HSBC Payment Account; (vi) administering the Transaction Documents, but not ordinary general and administrative expenses; (vii) compromising, pursuing, or defending any controversy, action, or proceeding resulting, directly or indirectly, from Secured Party's relationship with Debtor, regardless of whether Debtor is a party to such controversy, action, or proceeding and of whether the controversy, action, or proceeding occurs before or after the Indebtedness has been paid in full; (viii) realizing upon or protecting any Collateral; (ix) enforcing or collecting any Indebtedness or guaranty thereof; (x) employing collection agencies or other agents to collect any or all of the Receivables; and (xi) examining Debtor's books and records or inspecting the Collateral including, without limitation, the reasonable costs of examinations and inspections conducted by third parties, provided that nothing herein shall limit Secured Party's right to audit, examination, inspection, or other fees otherwise payable under
Section 7.3.

(b) Without limiting Section 7.4(a), Debtor also agrees to pay to Secured Party, on demand, the actual fees and disbursements incurred by Secured Party for attorneys retained by Secured Party for advice, suit, appeal, or insolvency or other proceedings under the Federal Bankruptcy Code or otherwise, or in connection with any purpose specified in Section 7.4(a).

7.5   METHOD OF PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS
AND EXPENSES. Without limiting Debtor's obligation, pursuant to Sections 7.1, 7.2., 7.3, and 7.4 to pay the principal of Advances, interest, fees, and costs and expenses, the following provisions shall apply to the payment thereof:

(a) Payment of Principal. Debtor authorizes Secured Party to apply any Proceeds of Collateral, including, without limitation, payments on Receivables, and any funds in the HSBC Payment Account, to the unpaid principal of Advances. Such Proceeds shall be applied first to Prime Rate Loans until such Prime Rate Loans are paid in full, and thereafter to LIBOR Loans.

(b)   Payment of Interest, Fees, and Costs and Expenses.
Without limiting Debtor's obligation to pay accrued interest, fees, and costs and expenses, Debtor authorizes Secured Party to (provided, however, Secured Party shall incur no liability for failure to): (i) make an Advance to pay for such items; or (ii) apply Proceeds of Collateral, including, without limitation, payments on Receivables, and any funds in the HSBC Payment Account, to the payment of such items.

(c) Except as otherwise specifically provided in this Agreement, Secured Party, in its sole discretion, shall determine the manner and amount of application of payments and credits and Proceeds of Collateral, if any, to be made on all or any part of any component or components of the Indebtedness, whether principal, interest, fees, costs and expenses, or otherwise.

7.6 COMPUTATION OF DAILY OUTSTANDING BALANCE. For the purpose of calculating the aggregate principal balance of outstanding Advances under Section 2.1, Advances shall be deemed to be paid on the date that checks drawn on, or other funds received from, the HSBC Payment Account are applied by Secured Party to Advances, and on the date any other payments on Receivables have been processed for collection by Secured Party; provided, however, for the purpose of calculating interest payable by Debtor, funds from the HSBC Payment Account, payments on Receivables, and any other payments, shall be deemed to be applied to Advances the number of days specified in Item 20 of the Schedule after the receipt of collected funds from the HSBC Payment Account or receipt of such payments by Secured Party, and the amount of interest payable will be adjusted by Secured Party from time to time accordingly. Notwithstanding any other provision of this Agreement, if any item presented for collection by Secured Party is not honored, Secured Party may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal due.

7.7 ACCOUNT STATED. Debtor agrees that each monthly or other statement of account mailed or delivered by Secured Party to Debtor pertaining to the outstanding balance of Advances, the amount of interest due thereon, fees, and costs and expenses shall constitute rebuttably presumptive evidence of the information contained therein, and shall constitute an "account stated" with respect to the matters contained therein unless, within thirty (30) calendar days from when such statement is mailed or, if not mailed, delivered to Debtor, Debtor shall deliver to Secured Party written notice of any objections which it may have as to such statement of account, and in such event, only the items to which objection is expressly made in such notice shall be considered to be disputed by Debtor.

7.8 PAYMENTS. All payments by Debtor to Secured Party under this Agreement and the other Transaction Documents must be received by Secured Party prior to 1:30 p.m. (Buffalo, New York time) on the date when due. If not received by such time, such payment shall be treated as having been received on the next Business Day.

8.   PROCEDURES AFTER SCHEDULING RECEIVABLES.

8.1   INTENTIONALLY OMITTED.

8.2   CREDITS AND EXTENSIONS.

(a) Granting of Credits and Extensions. Debtor may grant such Credits and such Extensions as are ordinary in the usual course of Debtor's business without the prior consent of Secured Party; provided, however, that any such Extension shall not extend the time for payment beyond thirty (30) days after the original due date as shown on the Invoice evidencing the related Receivable, or as computed based on the information set forth on such Invoice.

(b) Accounting for Credits and Extensions. Debtor shall make a full accounting of each grant of a Credit or an Extension, including a brief description of the reasons therefor and a copy of all credit memoranda. Such accountings shall be in form satisfactory to Secured Party and shall be delivered to Secured Party daily or at such other intervals as may be specified in Item 17 of the Schedule. All credit memoranda issued by Debtor shall be numbered consecutively and copies of the same, when delivered to Secured Party, shall be in numerical order and accounted for in the same manner as provided in Section 5.2 with respect to Invoices.

(c)   Adjustment to Receivables Borrowing Base.  The
Receivables Borrowing Base will be reduced by the amount of all Credits reflected in an accounting required by Section 8.2(b) and by the full amount of any Receivables for which Extensions were granted.

8.3 RETURNED INSTRUMENTS. In the event that any check or other instrument received in payment of a Receivable shall be returned uncollected for any reason, Secured Party shall again forward the same for collection or return the same to Debtor. Upon receipt of a returned check or instrument by Debtor, Debtor shall immediately make the necessary entries on its books and records to reinstate the Receivable as outstanding and unpaid and immediately notify Secured Party of such entries. All Receivables of an Account Debtor with respect to which such check or instrument was received shall thereupon become Ineligible Receivables.

8.4   DEBIT MEMORANDA.

(a) Unless Secured Party otherwise notifies Debtor in writing, Debtor shall deliver at least monthly to Secured Party, together with the schedule of Receivables provided for in Item 17 of the Schedule, copies of all debit memoranda issued by Debtor.

(b) All debit memoranda issued by Debtor shall be reported on the date issued on the daily billing adjustment report, and if requested by Secured Party, copies of all debit memoranda shall be delivered to Secured Party with each schedule of Receivables provided for in Item 17 of the Schedule.

8.5 NOTES RECEIVABLE. Debtor shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Receivable without the prior written consent of Secured Party. If Secured Party, in its reasonable judgment, consents to the acceptance of any such note or instrument, the same shall be considered as evidence of the Receivable giving rise to such note or instrument, shall be subject to the Security Interest, and shall not constitute payment of such Receivable, and Debtor shall forthwith endorse such note or instrument to the order of Secured Party and deliver the same to Secured Party, together with the Schedule listing the Receivables which it evidences. Upon collection, the proceeds of such note or instrument may be applied directly to unpaid Advances, interest, and costs and expenses as provided in Section 7.5.

9. AFFIRMATIVE COVENANTS. So long as any part of the Indebtedness remains unpaid, or this Agreement remains in effect, Debtor shall comply with the covenants contained in Item 21 of the Schedule or elsewhere in this Agreement, and with the covenants listed below:
9.1   FINANCIAL STATEMENTS.  Debtor shall furnish to Secured
Party:

(a) Within ninety (90) days after the end of each fiscal year, audited consolidated and consolidating financial statements of Debtor and each Consolidated Subsidiary as of the end of such year, fairly presenting Debtor's and each Consolidated Subsidiary's financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of Debtor's immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to Secured Party.

(b) Within thirty (30) days after the end of each month, consolidated and consolidating financial statements of Debtor and each Consolidated Subsidiary as of the end of such month, fairly presenting Debtor's and such Consolidated Subsidiary's financial position, which statements shall consist of a balance sheet and related statements of income covering the period from the end of the immediately preceding fiscal year to the end of such month, all in such detail as Secured Party may request and signed and certified to be correct by the president or chief financial officer of Debtor or other financial officer satisfactory to Secured Party in the form of Exhibit A attached hereto and made a part hereof.

(c) Within thirty (30) days after the end of each fiscal quarter, consolidated and consolidating financial statements of Debtor and each Consolidated Subsidiary as of the end of such fiscal quarter, fairly representing Debtor's and such Consolidated Subsidiary's retained earnings and cash flow, which statements shall consist of statements of retained earnings and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such fiscal quarter, all in such detail as Secured Party may request and signed and certified to be correct by the president or chief financial officer of Debtor or other financial officer satisfactory to Secured Party in the form of Exhibit A attached hereto and made a part hereof.

(d) Within thirty (30) days after the end of each fiscal quarter, a compliance certificate executed by the president or chief financial officer of Debtor or other financial officer satisfactory to Secured Party in the form of Exhibit B attached hereto and made a part hereof.

e) Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which Debtor sends to its shareholders, and copies of any and all periodic and special reports and registration statements which Debtor files with the Securities and Exchange Commission.

(f) Such additional information as Secured Party may from time to time reasonably request regarding the financial and business affairs of Debtor or any Consolidated Subsidiary.

(g) To the extent that any information delivered to Secured Party pursuant to the provisions of this Section is designated as confidential or non-public, Secured Party agrees to keep such information confidential, except to the extent that: (i) disclosure of such information is made to Secured Party's accountants, attorneys and regulators in the ordinary course of business, or (ii) disclosure of such information is required under applicable law or pursuant to administrative or court order.

9.2 GOVERNMENT AND OTHER SPECIAL RECEIVABLES. Debtor shall promptly notify Secured Party in writing of the existence of any Receivable as to which the perfection, enforceability, or validity of Secured Party's Security Interest in such Receivable, or Secured Party's right or ability to obtain direct payment to Secured Party of the Proceeds of such Receivable, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including, without limitation, any Receivable subject to the Federal Assignment of Claims Act of 1940, as amended.

9.3 TERMS OF SALE. The terms on which sales giving rise to Receivables are made shall be as specified in Items 3 and 22 of the Schedule.

9.4 BOOKS AND RECORDS. Debtor shall maintain, at its own cost and expense, accurate and complete books and records with respect to the Collateral, in form satisfactory to Secured Party, and including, without limitation, records of all payments received and all Credits and Extensions granted with respect to the Receivables, and of all other dealings affecting the Collateral. Debtor shall deliver, or provide reasonable access during normal business hours to, such books and records to Secured Party or its representative on request. At Secured Party's request, Debtor shall mark all or any records to indicate the Security Interest. The HSBC

Payment Account is not an asset of Debtor and shall not be shown as an asset of Debtor in such books and records or in such financial statements.

9.5   INTENTIONALLY OMITTED.

9.6 EXAMINATIONS. Debtor shall at all reasonable times during normal business hours and from time to time permit Secured Party or its agents to inspect the Collateral and to examine and make extracts from, or copies of, any of Debtor's books, ledgers, reports, correspondence, and other records relating to the Collateral.

9.7 VERIFICATION OF COLLATERAL. Secured Party shall have the right to verify all or any Collateral in any manner and through any medium Secured Party may consider appropriate and Debtor agrees to furnish all reasonable assistance and information and perform any reasonable acts which Secured Party may require in connection therewith.

9.8 RESPONSIBLE PARTIES. Debtor shall notify Secured Party of the occurrence of any event specified in Section 1.1(v)(iv) with respect to any Responsible Party promptly after receiving notice thereof.

9.9 TAXES. Debtor shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments, and other governmental charges, make all required withholding and other tax deposits, and, upon request, provide Secured Party with receipts or other proof that such taxes, assessments, and other governmental charges have been paid in a timely fashion; provided, however, that nothing contained herein shall require the payment of any tax, assessment, or other governmental charge so long as its validity is being contested in good faith, and by appropriate proceedings diligently conducted, and adequate reserves for the payment thereof have been established.

9.10   LITIGATION.

(a) Debtor shall promptly notify Secured Party in writing of any litigation, proceeding, or counterclaim against, or of any investigation of, Debtor or any Consolidated Subsidiary if: (i) the outcome of such litigation, proceeding, counterclaim, or investigation would likely materially and adversely affect the finances or operations of Debtor or any Consolidated Subsidiary or title to, or the value of, any Collateral; or (ii) such litigation, proceeding, counterclaim, or investigation questions the validity of any Transaction Document or any action taken, or to be taken, pursuant to any Transaction Document.

(b) Debtor shall furnish to Secured Party such information (except attorney-client privilege information) regarding any such litigation, proceeding, counterclaim, or investigation as Secured Party shall reasonably request. Secured Party shall keep all such information confidential, except to the extent that (i) disclosure of such information is made to Secured Party's accountants, attorneys and regulators in the ordinary course of business, or
(ii) disclosure of such information is required under applicable law or administrative or court order.

9.11   INSURANCE.

(a) Debtor shall at all times carry and maintain in full force and effect such insurance as Secured Party may from time to time require, in coverage, form, and amount, and issued by insurers, satisfactory to Debtor and Secured Party, including, without limitation: workers' compensation or similar insurance; public liability insurance; business interruption insurance; and insurance against such other risks as are usually insured against by business entities of established reputation engaged in the same or similar businesses as Debtor and similarly situated.

(b) Debtor shall deliver to Secured Party the policies of insurance required by Secured Party, with appropriate endorsements designating Secured Party as an additional insured and loss payee as requested by Secured Party. Each policy of insurance shall provide that if such policy is cancelled for any reason whatsoever, if any substantial change is made in the coverage which affects Secured Party, or if such policy is allowed to lapse for nonpayment of premium, such cancellation, change, or lapse shall not be effective as to Secured Party until thirty (30) days after receipt by Secured Party of written notice thereof from the insurer issuing such policy.

(c) Debtor hereby appoints Secured Party as its attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor, Secured Party, or otherwise, from time to time in Secured Party's discretion, to take any actions and to execute any instruments which Secured Party may deem necessary or desirable to obtain and otherwise deal with insurance required pursuant hereto; provided, however, that the foregoing powers will be exercised by Secured Party only upon the occurrence and during the continuation of an Event of Default under this Agreement.

9.12   GOOD STANDING; BUSINESS.

(a) Debtor shall take all necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business or ownership of its property requires such qualification.

(b) Debtor shall engage only in the business conducted by it on the date of this Agreement.

9.13 PENSION REPORTS. Upon the occurrence of any Pension Event, Debtor shall furnish to Secured Party, as soon as possible and, in any event, within thirty (30) days after Debtor knows, or has reason to know, of such occurrence, the statement of the president or chief financial officer of Debtor setting forth the details of such Pension Event and the action which Debtor proposes to take with respect thereto.

9.14   NOTICE OF NON-COMPLIANCE.  Debtor shall notify Secured
Party in writing of any failure by Debtor or any Third Party to comply with any provision of any Transaction Document immediately upon learning of such non-compliance, or if any representation or warranty contained in any Transaction Document is no longer true.

9.15   COMPLIANCE WITH ENVIRONMENTAL LAWS.

(a)   Debtor shall substantially comply with all applicable
Environmental Laws such that any noncompliance is temporary and does not have a material adverse effect on the finances, business or operations of Debtor.

(b) Debtor shall not suffer, cause, or permit the Disposal of Hazardous Substances at any property owned, leased, or operated by it or any Consolidated Subsidiary, other than de minimis spills of fuel in quantities that are not reportable under applicable Environmental Laws.

(c) Debtor shall promptly notify Secured Party in the event of the Disposal of any Hazardous Substance at any property owned, leased, or operated by Debtor or any Consolidated Subsidiary, or in the event of any Release, or threatened Release, of a Hazardous Substance, from any such property, other than de minimis spills of fuel in quantities that are not reportable under applicable Environmental Laws.

(d) Debtor shall, at Secured Party's request, provide, at Debtor's expense, updated Environmental Questionnaires concerning any property owned, leased, or operated by Debtor or any Consolidated Subsidiary.

(e) Debtor shall deliver promptly to Secured Party (i) copies of any documents received from the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning Debtor's or any Consolidated Subsidiary's operations; and (ii) copies of any documents submitted by Debtor or any Consolidated Subsidiary to the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning its operations.

9.16 DEFEND COLLATERAL. Debtor shall defend the Collateral against the claims and demands of all other parties (other than Secured Party), including, without limitation, defenses, setoffs, and counterclaims asserted by any Account Debtor against Debtor or Secured Party (except as may be compromised or settled by Debtor in the ordinary course of business consistent with past practices).

9.17 USE OF PROCEEDS. Debtor shall use the proceeds of Advances solely for Debtor's working capital and for such other legal and proper corporate purposes as are consistent with all applicable laws, Debtor's articles or certificate of incorporation and bylaws, resolutions of Debtor's Board of Directors, and the terms of this Agreement.

9.18 COMPLIANCE WITH LAWS. Debtor shall substantially comply with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by it in the conduct of its business such that any noncompliance is temporary and does not have a material adverse effect on the finances, business or operations of Debtor.

9.19 MAINTENANCE OF PROPERTY. Debtor shall maintain its property and assets in good condition and repair, except that Debtor may retire obsolete, unrepairable or exhausted property or assets in the ordinary course of business consistent with past practices.

9.20 LICENSES, PERMITS, ETC. Debtor shall maintain all of its franchises, grants, authorizations, licenses, permits, easements, consents, certificates, and orders, if any, in full force and effect until their respective expiration dates.

9.21   INTENTIONALLY OMITTED.

9.22 ERISA. Debtor shall substantially comply with the provisions of ERISA and the Internal Revenue Code with respect to each Pension Plan such that any noncompliance is temporary and does not have a material adverse effect on the finances, business or operations of Debtor.

9.23   MAINTENANCE OF OWNERSHIP.  Debtor shall notify Secured
Party in writing prior to the incorporation and funding of any new Consolidated Subsidiary.

9.24 ACTIVITIES OF CONSOLIDATED SUBSIDIARIES. Unless the provisions of this Section 9.24 are expressly waived by Secured Party in writing, Debtor shall cause each Consolidated Subsidiary to comply with Sections 9.1(b), 9.9, 9.11(a), 9.12, 9.15, and 9.18 through 9.22, inclusive, and any of the provisions contained in Item 21 of the Schedule, and shall cause each Consolidated Subsidiary to refrain from doing any of the acts proscribed by Sections 10.2, 10.3, and 10.5 through 10.14, inclusive, or proscribed by any of the provisions contained in Item 21 of the Schedule.

10. NEGATIVE COVENANTS. So long as any part of the Indebtedness remains unpaid or this Agreement remains in effect, Debtor, without the written consent of Secured Party, shall not violate any covenant contained in Item 21 of the Schedule and shall not:

10.1 LOCATION OF BUSINESS RECORDS. Move the records concerning the Collateral from the location where they are kept as specified in
Item 13 of the Schedule.

10.2 BORROWED MONEY. Create, incur, assume, or suffer to exist any liability for borrowed money, except to Secured Party and except as may be specified in Item 23 of the Schedule.

10.3 SECURITY INTEREST AND OTHER ENCUMBRANCES. Create, incur, assume, or suffer to exist any mortgage, security interest, lien, or other encumbrance upon any of the Collateral, whether now owned or hereafter acquired, except security interests, liens, and encumbrances
(a) in favor of Secured Party and (b) as may be specified in Item 12 of the Schedule.

10.4   INTENTIONALLY OMITTED.

10.5 MERGERS, CONSOLIDATIONS, OR SALES. (a) Merge or consolidate with or into any corporation; (b) enter into any joint venture or partnership with any person, firm, or corporation; (c) convey, lease, or sell all or any material portion of its property or assets or business to any other person, firm, or corporation; or (d) convey, lease, or sell any of its assets to any person, firm, or corporation for less than the fair market value thereof.

10.6 CAPITAL STOCK. Purchase or retire any of its capital stock (except for fractional shares) or otherwise change the capital structure of Debtor or change the relative rights, preferences, or limitations relating to any of its capital stock; provided, however, that so long as no Event of Default, or event which with notice or lapse of time or both would constitute an Event of Default, exists and is continuing or would result from any such redemption, Debtor may redeem shares of stock from former employees pursuant to Debtor's employee stock ownership plan as in effect on the date of this Agreement so long as the aggregate purchase price for such shares during any period of twelve (12) consecutive months does not exceed $200,000.00.

10.7 DIVIDENDS OR DISTRIBUTIONS. Pay or declare any cash or other dividends or distributions on any of its corporate stock, except that stock dividends may be paid, and except that a Consolidated
Subsidiary may pay dividends of any kind to Debtor.

10.8 INVESTMENTS AND ADVANCES. Make any investment in, or advances to, any other person, firm, or corporation, except (a) advance payments or deposits against purchases made in the ordinary course of Debtor's regular business; (b) interest or dividend bearing deposit accounts or overnight repurchase agreements or direct obligations of the United States of America; (c) any existing investments in, or existing advances to, the Consolidated Subsidiaries; (d) fuel or oil hedge investments of up to $250,000 in the aggregate at any one time; or (e) any investments or advances that may be specified in Item 24 of the Schedule.

10.9 GUARANTIES. Become a guarantor, a surety, or otherwise liable for the debts or other obligations of any other person, firm, or corporation, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance, or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and except as may be specified in Item 25 of the Schedule.

10.10   INTENTIONALLY OMITTED.

10.11   INTENTIONALLY OMITTED.

10.12   INTENTIONALLY OMITTED.

10.13 NAME CHANGE. Change its name without giving at least thirty (30) days' prior written notice of its proposed new name to Secured Party, together with delivery to Secured Party of UCC-1 Financing Statements reflecting Debtor's new name, all in form and substance satisfactory to Secured Party.

10.14 DISPOSITION OF COLLATERAL. Sell, assign, or otherwise transfer or dispose of any Collateral except to Secured Party, or encumber the Collateral or any interest therein, or grant a security interest therein, or license thereof, except to Secured Party.

10.15 FINANCIAL COVENANTS. Fail to comply with the financial covenants set forth in Item 30 of the Schedule.

11.   EVENTS OF DEFAULT.

11.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default (individually, an Event of Default and, collectively, Events of Default):

(a) Nonpayment. Nonpayment when due of any principal, interest, premium, fee, cost, or expense due under the Transaction Documents.

(b) Negative Covenants. Default in the observance of any of the covenants or agreements of Debtor contained in Article 10.

(c) Article 6. Default in the observance of any of the covenants or agreements of Debtor contained in Article 6.

(d) Other Covenants. Default in the observance of any of the covenants or agreements of Debtor contained in the Transaction Documents, other than in Article 10, Article 6 or Sections 7.1, 7.2, 7.3, or 7.4, or in any other agreement with Secured Party which is not remedied within the earlier of ten (10) days after
(i) notice thereof by Secured Party to Debtor, or (ii) the date Debtor was required to give notice to Secured Party under Section 9.14.

(e)   Cessation of Business or Voluntary Insolvency
Proceedings. The (i) cessation of operations of Debtor's business as conducted on the date of this Agreement; (ii) filing by Debtor of a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction now or hereafter in effect; (iii) making by Debtor of a general assignment for the benefit of creditors;
(iv) consent by the Debtor to the appointment of a receiver or trustee, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, for Debtor or any of Debtor's assets; (v) making of any, or sending of any, notice of any intended bulk sale by Debtor; or (vi) execution by Debtor of a consent to any other type of insolvency proceeding (under the Federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of, claims against or winding up of affairs of, Debtor.

(f) Involuntary Insolvency Proceedings. (i) The appointment of a receiver, trustee, custodian, or officer performing similar functions, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, for Debtor or any of Debtor's assets; or the filing against Debtor of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; or of any other type of insolvency proceeding (under the Federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of Debtor shall be instituted against Debtor; and (ii) such appointment shall not be vacated, or such petition or proceeding shall not be dismissed, within sixty (60) days after such appointment, filing, or institution.

(g) Other Indebtedness and Agreements. Failure by Debtor to pay, when due, (or, if permitted by the terms of any applicable documentation, within any applicable grace period) any indebtedness owing by Debtor to Secured Party or any other person or entity (other than the Indebtedness incurred pursuant to this Agreement and including, without limitation, indebtedness evidencing a deferred purchase price), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand, or otherwise, or failure by the Debtor to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than a Transaction Document) evidencing or securing or relating to any indebtedness owing by Debtor when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness.

(h) Judgments. Any judgment or judgments against Debtor (other than any judgment for which Debtor is fully insured or which is less than $100,000) shall remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of thirty (30) days.

(i)   Pension Default.  Any Reportable Event which Secured
Party shall determine in good faith constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation, or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan, shall occur and shall continue thirty (30) days after written notice thereof to Debtor by Secured Party; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or any Pension Plan shall be terminated; or Debtor or any Consolidated Subsidiary shall withdraw from a Pension Plan in a complete withdrawal or a partial withdrawal; or there shall arise vested unfunded liabilities under any Pension Plan that, in the good faith opinion of Secured Party, have or will or might have a material adverse effect on the finances or operations of Debtor; or Debtor or any Consolidated Subsidiary shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement or which is required to meet statutory minimum funding standards.

(j) Collateral; Impairment. There shall occur with respect to the Collateral any (i) misappropriation, conversion, diversion, or fraud; (ii) levy, seizure, or attachment in excess of $25,000 in any one instance or occurrence; or (iii) loss, theft, or damage in excess of $25,000 in any one instance or occurrence.

(k)   Intentionally omitted.

(l) Third Party Default. There shall occur with respect to any Third Party or any Consolidated Subsidiary, including, without limitation, any guarantor or

Consolidated Subsidiary (i)
any event described in Section 11.1(e), 11.1(f), 11.1(g), or 11.1(h); (ii) any pension default event such as described in
Section 11.1(i) with respect to any pension plan maintained by such Third Party or such Consolidated Subsidiary; or (iii) any failure by Third Party or such Consolidated Subsidiary to perform in accordance with the terms of any agreement between such Third Party and Secured Party.

(m) Representations. Any certificate, statement, representation, warranty, or financial statement furnished by, or on behalf of, Debtor or any Third Party, pursuant to, or in connection with, this Agreement (including, without limitation, representations and warranties contained herein) or as an inducement to Secured Party to enter into this Agreement or any other lending agreement with Debtor shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or to have omitted any substantial contingent or unliquidated liability or claim against Debtor or any such Third Party, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate which shall not have been disclosed in writing to Secured Party at, or prior to, the time of such execution.

(n) Challenge to Validity. Debtor or any Third Party commences any action or proceeding to contest the validity or enforceability of any Transaction Document or any lien or security interest granted or obligations evidenced by any Transaction
Document.

(o) Death or Incapacity; Termination. Any Third Party dies or becomes incapacitated, or terminates or attempts to terminate, in accordance with its terms or otherwise, any guaranty benefitting Secured Party or other Transaction Document executed by such Third Party.

11.2   EFFECTS OF AN EVENT OF DEFAULT.

(a)   Upon the happening of one or more Events of Default
(except an Event of Default under either Section 11.1(e) or 11.1(f)), Secured Party may declare any obligations it may have hereunder to be cancelled, and the principal of the Indebtedness then outstanding to be immediately due and payable, together with all interest thereon and costs and expenses accruing under the Transaction Documents. Upon such declaration, any obligations Secured Party may have hereunder shall be immediately cancelled, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or further notice of any kind to Debtor.

(b) Upon the happening of one or more Events of Default under Section 11.1(e) or 11.1(f), Secured Party's obligations hereunder shall be cancelled immediately, automatically, and without notice, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Debtor.

12.   SECURED PARTY'S RIGHTS AND REMEDIES.

12.1 GENERALLY. Secured Party's rights and remedies with respect to the Collateral, in addition to those rights granted herein and in any other agreement between Debtor and Secured Party now or hereafter in effect, shall be those of a secured party under the Uniform Commercial Code as in effect in the State and under any other applicable law.

12.2 NOTIFICATION OF ACCOUNT DEBTORS. Upon the occurrence of an Event of Default or an event which with notice or lapse of time, or both, would constitute an Event of Default, Secured Party may, at any time and from time to time, notify any or all Account Debtors of the Security Interest and may direct such Account Debtors to make all payments on Receivables directly to Secured Party.

12.3   INTENTIONALLY OMITTED.

12.4 COLLECTION OF RECEIVABLES. Upon the occurrence of an Event of Default or an event which with notice or lapse of time, or both, would constitute an Event of Default, Secured Party may, in a commercially reasonable manner, demand, collect, and sue for all monies and Proceeds due, or to become due, on the Receivables (in either Debtor's or Secured Party's name at the latter's option) with the right to enforce, compromise, settle, or discharge any or all Receivables. If Secured Party takes any action contemplated by this Section with respect to any Receivable, Debtor shall not exercise any right that Debtor would otherwise have had to take such action with respect to such Receivable.

12.5 ENDORSEMENT OF CHECKS; DEBTOR'S MAIL. Debtor hereby irrevocably appoints Secured Party the Debtor's agent with full power, in the same manner, to the same extent, and with the same effect as if Debtor were to do the same: upon the occurrence of an Event of Default or an event which with notice or lapse of time, or both, would constitute an Event of Default, to endorse Debtor's name on any Instruments or Documents pertaining to any Collateral, to receive and collect all mail addressed to Debtor, to direct the place of delivery of such mail to any location designated by Secured Party, to open such mail, to remove all contents therefrom, and to retain all contents thereof constituting or relating to the Collateral. This agency is unconditional and shall not terminate until all of the Indebtedness is paid in full and this Agreement has been terminated. Secured Party agrees to give Debtor notice in the event it exercises this agency, except with respect to the endorsement of Debtor's name on any instruments or documents pertaining to any Collateral.

12.6   INTENTIONALLY OMITTED.

13.   MISCELLANEOUS.

13.1   PERFECTING THE SECURITY INTEREST; PROTECTING THE
COLLATERAL. Debtor hereby authorizes Secured Party to file such financing statements relating to the Collateral without Debtor's signature thereon as Secured Party may deem appropriate, and appoints Secured Party as Debtor's attorney-in-fact (without requiring Secured Party) to execute any such financing statement or statements in Debtor's name and to perform all other acts which Secured Party deems appropriate to perfect and continue the Security Interest and to protect, preserve, and realize upon the Collateral.

13.2 PERFORMANCE OF DEBTOR'S DUTIES. Upon Debtor's failure to perform any of its duties under the Transaction Documents, including, without limitation, the duty to obtain insurance as specified in Section 9.11, Secured Party may, but shall not be obligated to, perform any or all such duties.

13.3 NOTICE OF SALE. Without in any way requiring notice to be given in the following manner, Debtor agrees that any notice by Secured Party of sale, disposition, or other intended action hereunder, or in connection herewith, whether required by the Uniform Commercial Code as in effect in the State or otherwise, shall constitute reasonable notice to Debtor if such notice is mailed by regular or certified mail, postage prepaid, at least ten (10) days prior to such action, to Debtor's address or addresses specified above or to any other address which Debtor has specified in writing to Secured Party as the address to which notices hereunder shall be given to Debtor; provided, however, that no such notice shall be required prior to Secured Party's direct collection of Receivables.

13.4   WAIVER BY SECURED PARTY.  No course of dealing between
Debtor and Secured Party and no delay or omission by Secured Party in exercising any right or remedy under the Transaction Documents or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Secured Party are cumulative.

13.5 WAIVER BY DEBTOR. Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any and all steps to preserve rights against any and all Account Debtors and against any and all prior parties to any note, Chattel Paper, draft, trade acceptance, or other instrument for the payment of money covered by the Security Interest whether or not in Secured Party's possession. Secured Party shall not be responsible to Debtor for loss or damage resulting from Secured Party's failure to enforce any Receivables or to collect any moneys due, or to become due, thereunder or other Proceeds constituting Collateral hereunder. Debtor waives protest of any note, check, draft, trade acceptance, or other instrument for the payment of money constituting Collateral at any time held by Secured Party on which Debtor is in any way liable and waives notice of any other action taken by Secured Party, including, without limitation, notice of Secured Party's intent to accelerate the Indebtedness or any part thereof.

13.6 SETOFF. Without limiting any other right of Secured Party, whenever Secured Party has the right to declare any Indebtedness to be immediately due and payable (whether or not it has so declared), Secured Party, at its sole election, may setoff against the Indebtedness any and all monies then or thereafter owed to Debtor by Secured Party in any capacity, whether or not the Indebtedness or the obligation to pay such monies owed by Secured Party is then due, and Secured Party shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on Secured Party's records subsequent thereto.

13.7 ASSIGNMENT. The rights and benefits of Secured Party hereunder shall, if Secured Party so agrees, inure to any party acquiring any interest in the Indebtedness or any part thereof in accordance with Section 13.8 below.

13.8 SUCCESSORS AND ASSIGNS. Secured Party and Debtor, as used herein, shall include the successors or assigns of those parties, except that (1) Debtor shall not have the right to assign its rights hereunder or any interest herein, and (2) Secured Party may not assign its rights hereunder (other than to an entity that controls, is controlled by or is under common control with the Hongkong Shanghai Banking Corporation) without the prior written consent of Debtor.

13.9 MODIFICATION. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except as may be provided in Item 35 of the Schedule or by a written agreement signed by Debtor and a duly authorized officer of Secured Party.

13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by Secured Party and Debtor on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement.

13.11 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Debtor's certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Debtor and Secured Party shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

13.12   INDEMNIFICATION.

(a) If after receipt of any payment of all, or any part of, the Indebtedness, Secured Party is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and Debtor shall be liable, and shall indemnify and hold Secured Party harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Secured Party in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Secured Party's rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 13.12(a) shall survive the termination of this Agreement and the Transaction Documents.

(b) Debtor agrees to indemnify, defend, and hold harmless Secured Party from, and against, any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representations, remedial response, removal, restoration, or permit acquisition, which may now, or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Secured Party or any other person or entity as a result of the presence of, Release of, or threatened Release of Hazardous Substances on, in, under, or near the property owned, leased, or operated by Debtor or any Consolidated Subsidiary. The liability of Debtor under the covenants of this Section 13.12(b) is not limited by any exculpatory provisions in this Agreement or any other documents securing the Indebtedness and shall survive repayment of the Indebtedness or any transfer or termination of this Agreement regardless of the means of such transfer or termination. Debtor further agrees that Secured Party has no duty to warn Debtor or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent, or will become apparent, to Secured Party.

(c)   Debtor agrees to pay, indemnify, and hold Secured
Party harmless from, and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, counsel and special counsel fees and disbursements in connection with any litigation, investigation, hearing, or other proceeding) with respect, or in any way related, to the existence, execution, delivery, enforcement, performance, and administration of this Agreement and any other Transaction Document (all of the foregoing, collectively, the "Indemnified Liabilities"). The agreements in this Section 13.12(c) shall survive repayment of the Indebtedness.

13.13   TERMINATION; PREPAYMENT PREMIUM.

(a) Termination. This Agreement is, and is intended to be, a continuing Agreement and shall remain in full force and effect for an initial term equal to the term set forth in Item 32 of the Schedule and for any renewal term also specified in Item 32 of the Schedule; provided, however, that either party may terminate this Agreement as of the end of the initial term or any subsequent renewal term by giving the other party notice to terminate in writing at least sixty (60) days prior to the end of any such period whereupon at the end of such period all Indebtedness shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of such Indebtedness is otherwise due and payable pursuant to the agreement or instrument evidencing same. Secured Party may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default.
Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the Security Interest, Secured Party's rights and remedies under the Transaction Documents and Debtor's obligations and liabilities under the Transaction Documents, shall survive any termination of this Agreement and shall remain in full force and effect until all of the Indebtedness outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Secured Party, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until: (i) such final and irrevocable payment in full of the Indebtedness as described in the preceding sentence; and (ii) Debtor and Secured Party execute a mutual general release, subject to

Section 13.12 of this Agreement, in form and substance satisfactory to the Secured Party and Debtor and their counsel.

(b) Prepayment Premium. If Debtor pays in full all or substantially all of the principal balance of Advances prior to the end of the initial term or any renewal term of this Agreement as set forth in Item 32 of the Schedule, other than temporarily from funds internally generated in the ordinary course of business, at the time of any such payment Debtor shall also pay to Secured Party the prepayment premium set forth in Item 34 of the Schedule. Any tender of payment in full of such principal balance following an acceleration by Secured Party of the Indebtedness pursuant to Section 11.2 shall be, for purposes of this Section 13.13(b), deemed to be considered a prepayment requiring Debtor to pay the prepayment premium set forth in Item 34 of the Schedule, unless, however, Debtor can reasonably demonstrate (by certificate signed by Debtor's chief executive officer and chief financial officer) that its primary reason for making such payment was not to avoid the prepayment premium otherwise applicable..

13.14 FURTHER ASSURANCES. From time to time, Debtor shall take such action and execute and deliver to Secured Party such additional documents, instruments, certificates, and agreements as Secured Party may reasonably request to effectuate the purposes of the Transaction Documents.

13.15 HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

13.16 CUMULATIVE SECURITY INTEREST, ETC. The execution and delivery of this Agreement shall in no manner impair or affect any other security (by endorsement or otherwise) for payment or performance of the Indebtedness, and no security taken hereafter as security for payment or performance of the Indebtedness shall impair in any manner or affect this Agreement, or the security interest granted hereby, all such present and future additional security to be considered as cumulative security.

13.17 SECURED PARTY'S DUTIES. Without limiting any other provision of this Agreement: (a) the powers conferred on Secured Party hereunder are solely to protect its interests and shall not impose any duty to exercise any such powers; and (b) except as may be required by applicable law, Secured Party shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

13.18 NOTICES GENERALLY. All notices and other communications hereunder shall be made by telegram, telex, electronic transmitter, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom sent one Business Day after sending, if sent by telegram, telex, electronic transmitter, or overnight air courier, and three Business Days after mailing, if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth on the cover page hereof or to such other address as such party may designate for itself in a notice to the other party given in accordance with this Section 13.18.

13.19 SEVERABILITY. The provisions of this Agreement are independent of, and separable from, each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

13.20 INCONSISTENT PROVISIONS. The terms of this Agreement and the other Transaction Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

13.21   ENTIRE AGREEMENT.  This Agreement and the other
Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by Secured Party to Debtor.

13.22   APPLICABLE LAW.  THIS AGREEMENT, AND THE TRANSACTIONS
EVIDENCED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE
INTERNAL LAWS OF THE STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, AS THE SAME MAY FROM TIME TO TIME BE IN EFFECT, INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE.

13.23   CONSENT TO JURISDICTION.  DEBTOR AND SECURED PARTY AGREE
THAT ANY ACTION OR PROCEEDING TO ENFORCE, OR ARISING OUT OF, THE TRANSACTION DOCUMENTS MAY BE COMMENCED IN ANY STATE COURT LOCATED IN JACKSON COUNTY, MISSOURI, OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF MISSOURI, AND DEBTOR WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO DEBTOR, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OR THE UNITED STATES.

13.24   JURY TRIAL WAIVER.  DEBTOR AND SECURED PARTY HEREBY
KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY DEBTOR OR SECURED PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. DEBTOR REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SECURED PARTY WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. DEBTOR ACKNOWLEDGES THAT SECURED PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 13.24.

13.25   ORAL AGREEMENTS NOT ENFORCEABLE.  ORAL AGREEMENTS OR
COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT DEBTOR AND SECURED PARTY FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED COVERING SUCH MATTERS ARE CONTAINED IN THE TRANSACTION DOCUMENTS, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS THEY MAY LATER AGREE IN WRITING TO MODIFY IT.

                                   DEBTOR:

                                   OTR EXPRESS, INC.


                                   By: /s/ Gary J. Klusman
                                   Gary J. Klusman, Executive Vice President

                                   By: /s/ Steven W. Ruben
                                   Steven W. Ruben, Vice President Finance
                                   and Chief Financial Officer


ACCEPTED AT KANSAS CITY, MISSOURI BY:

HSBC BUSINESS LOANS, INC.

BY: /s/ M. Catherine Draper 5908
M. Catherine Draper

                                 EXHIBIT A

                      FINANCIAL STATEMENT CERTIFICATION


The undersigned, the _________________________________ of OTR EXPRESS,
INC., a Kansas corporation ("Debtor"), hereby certifies to HSBC BUSINESS LOANS, INC. ("Secured Party") that attached hereto is a true, correct and complete copy of the Debtor's financial statements as of the month ending ________________, 19__, which financial statements fairly present Debtor's financial position and consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such month; provided, however, that statements of retained earnings and cash flow shall be provided on a quarterly basis only in accordance with Section 9.1(c) of the Loan and Security Agreement dated June 11, 1997 between Debtor and Secured Party.



                                            Name:
                                            Title:



Date:  ___________________, 19__

                                EXHIBIT B

                         COMPLIANCE CERTIFICATE


OTR EXPRESS, INC., a Kansas corporation ("Debtor"), hereby certifies to HSBC BUSINESS LOANS, INC. ("Secured Party") pursuant to the Loan and Security Agreement between Debtor and Secured Party dated June 11, 1997, as amended from time to time (the "Loan Agreement") that:

13.26   General

Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

The Debtor has complied with all the terms, covenants and conditions to be performed or observed by it contained in the Loan Agreement and the Transaction Documents to which Debtor is a party.

Neither on the date hereof nor, if applicable, after giving effect to the Advance made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

The representations and warranties contained in the Loan Agreement, in any Transaction Document to which Debtor is a party and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

13.27   Financial Covenants:

1. As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with Item 30 of the Schedule, are true and correct:

(a)   Tangible Net Worth
as of ________, 19__:

     (i)   Stockholders' equity   =   $_______

    (ii)   Subordinated debt   =   $_______

   (iii)   (i) plus (ii)      =   $_______

    (iv)   Intangible Assets   =   $_______

     (v)   (iii) less (iv)      =   $_______

(b)   Leverage Ratio
as of ________, 19__      ________ to _______

(c)   Debt Service Coverage Ratio
as of ________, 19__      ________ to ________


IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Debtor, has executed and delivered this certificate in the name and on behalf of the Debtor on ___________, 19__.


                                     OTR EXPRESS, INC.


                                     By:


                                     Name:

                                     Title:

                               SCHEDULE

   This Schedule is a part of a Loan and
Security Agreement, dated June 11, 1997, between OTR EXPRESS, INC. and HSBC BUSINESS LOANS, INC.


1.   Borrowing Capacity (1.1(c))

Borrowing Capacity at any time shall be the net amount determined by taking the lesser of the following amounts:

      (A)   the applicable Maximum Amount,

            or

      (B)   up to 85% of the Receivables Borrowing Base;

and subtracting from the lesser of (A) or (B) above, the sum of (a) banker's acceptances, plus (b) letters of guaranty, plus (c) guarantees of Letters of Credit.

2.   Intentionally omitted.

3.   Cash Discount (1.1(g) & 9.3)

   No cash discounts.

4.   Receivables--Age (1.1(v)(i))

   Sixty (60) days after the Invoice date

5.   Receivables Disqualification Percentage (1.1(v)(v))

   50% or more

6.   Permissible Foreign Account Debtors (1.1(v)(vi))

Account Debtors whose chief executive office is located in Canada.

7.   Intentionally omitted.

8.   HSBC Payment Account (1.1(t-1))

   There is an HSBC Payment Account.

   Name and address of depository bank:   UMB Bank, n.a.
                                         1010 Grand Avenue
                                         Kansas City, Missouri 64106

   Account number:         9870769492

9.   Letters of Credit (2.4)

   $2,500,000.00

10.   State of Incorporation (4.l)

   Debtor:   Kansas

   Consolidated Subsidiaries:   No subsidiaries

11.   Intentionally omitted.

12.   Permitted Encumbrances (4.5(a), 4.5(c) & 10.3)

   None

13.   Business Records Location (4.8(a), 4.8(c) & 10.1)

804 North Meadowbrook Drive
   Olathe, Kansas 66063

14.   Intentionally omitted.

15.   Labor Contracts (4.21)

   Debtor:   None

   Consolidated Subsidiaries:   No subsidiaries

16.   Authorized Shares (4.23)

   No. of authorized common shares:      5,000,000

   Par Value of common shares:        $.01

   No. of issued and outstanding shares:      1,842,209

                                          Check If      Frequency
17.   Required Documents (5.1,         Required         Due
   8.2(b))

   Receivables Schedules                   _         At least monthly*

   Cargo Claim Report                      _         At least monthly*


   Daily Billing Adjustment Report         _         At least monthly*

   Receivables Aging (including            _         Monthly - within 20
   unbilled Receivables)                             days after month end

   Credits and Extensions Reports          _         At least monthly*

   Cash Receipts Journal and               _         At least monthly*
   Schedule of Payments on
   Receivables

   List of names and addresses             _         As requested
   of Account Debtors

   Reconciliation report showing           _         As requested*
   all Receivables, collections,
   payments, Credits and Extensions
   since the preceding report

   Payables aging report, showing the      _         Monthly - within 30
   amounts due and owing on all of                   days after month end
   Debtor's payables according to
   Debtor's records as of the close
   of such periods as shall be
   specified by Secured Party

   Reconciliation report reconciling       _         Monthly - within 30
   monthly financial statements with                 days after month end
   Receivable Aging and Payable Aging

   Loan Request, Remittance and            _         On the Date of each
   Collateral Report                                 Advance Request

   Other as indicated below:

      Written Request for Advance          _         At the time required
                                                     under Section 2 of the
                                                     Loan Agreement

*Secured Party may require report to be submitted as often as daily if Secured Party deems necessary.

18.   Interest Rate (7.2)

Debtor shall pay interest to Secured Party on the outstanding unpaid principal balance of Advances under the Revolving Credit made pursuant to this Agreement at a rate per annum as follows:

(1) for a Prime Rate Loan, at a fluctuating per annum rate equal to the Prime Rate, adjusted daily; and

(2)   for a LIBOR Loan, at a per annum rate equal to the LIBOR Interest
Rate.

19.   Fees and Due Dates (2.4, 7.3)
Type              Amount                                      Due Date(s)
Application fee   $15,000.00, which will be applied           Paid at time of
                  to expenses incurred by Secured Party       application for
                  in connection with negotiating and closing  credit.
                  the transaction described in the
                  Transaction Documents.  Any unused
                  portion of the fee will be refunded to
                  Debtor after the Closing Date.
Unused line fee   1/4th of 1% per annum of unused portion     Monthly in
                  of the Revolving Credit, which unused       arrears.
                  portion shall be computed on the average
                  daily unused principal balance of the
                  Revolving Credit during the prior month.
                  For purposes of making this calculation,
                  the face amount of outstanding Letter of
                  Credit guaranties issued by Secured Party
                  shall be treated as having been
                  advanced under the Revolving Credit,
                  thereby reducing the unused principal
                  balance of the Revolving Credit.
Letter of Credit  1.25% per annum of average unpaid balance    Monthly in
guaranty          of Letters of Credit guaranteed by           arrears
                  Secured Party.
Audit fee         $1,000.00 per audit                          Upon receipt
                                                               of billing


20.   Uncollected Funds Adjustment (7.6)

One-half (1/2) Business Day after receipt by Secured Party of collected funds.

21.   Additional Covenants (9 & 10)

   None

22.   Terms of Sale (9.3)

Due dates of no more than thirty (30) calendar days from date of Invoice, except in regard to transactions specified below under "Datings."

Datings:   None

23.   Permitted Borrowings (10.2)

   Debtor:

   (a)   Borrowings outstanding on the Closing Date:
                                              Approximate Unpaid
                 Lending Institution          Principal Balance
                 Mark Twain Bank              $840,000.00
                 NaviStar                     $5,144,000.00
                 Associates Commercial        $7,250,006.46
                 Mercantile Bank              $1,286,000.00
                 NationsBank                  $705,000.00
                 NationsBank, N.A. (Mid-West) $4,398,000.00
                 GE Capital Corporation       $815,000.00
                 BancBoston                   $3,336,000.00
                 Fleet Credit                 $4,006,000.00
                 Mercedes Credit              $6,620,000.00
                 CoreStates                   $663,000.00
                 Fifth Third Bank             $599,000.00
                 Oak Park Bank                $1,341,000.00
                 Toni Waggoner                $189,000.00

(b) Purchase money indebtedness incurred to purchase tractors, trailers, terminal facilities, office equipment, computer equipment, software and communications equipment after the Closing Date.

   Consolidated Subsidiaries:   No subsidiaries.

24.   Permitted Investments and Advances (10.8(d))

   Debtor:   Advances of expenses to drivers in the ordinary course of
business not to exceed $400,000.00 in the aggregate outstanding at any one time.

   Consolidated Subsidiaries:   No subsidiaries.

25.   Permitted Guaranties (4.18, 10.9)

   Debtor:   None

   Consolidated Subsidiaries:   No subsidiaries.

26.   Intentionally Omitted.

27.   Intentionally Omitted.

28.   Intentionally Omitted.

29.   Intentionally Omitted.

30.   Financial Covenants (10.15)

   (a)   Minimum Tangible Net Worth:

      (1) So long as the Maximum Amount is $7,000,000.00, Debtor shall maintain a minimum Tangible Net Worth (as defined below) in the amounts set forth below for the time periods set forth below:

            Amount                   Time Period

            $8,150,000.00            On the Closing Date
            $8,200,000.00            06/30/97
            $8,600,000.00            09/30/97
            $8,800,000.00            12/31/97
            $8,800,000.00            03/31/98
            $8,800,000.00            06/30/98
            $9,000,000.00            09/30/98
            $9,200,000.00            12/31/98 and thereafter

      (2) If the Maximum Amount is $8,000,000.00, Debtor shall maintain a minimum Tangible Net Worth in the amounts set forth below for the time periods set forth below:

            Amount                   Time Period

            $9,000,000.00            12/31/97
            $8,800,000.00            03/31/98

            $9,000,000.00            06/30/98
            $9,200,000.00            09/30/98
            $9,400,000.00            12/31/98 and thereafter

"Tangible Net Worth" means the sum of stockholders' equity plus the principal balance of any debt that is subordinated to the Indebtedness in a manner satisfactory to Secured Party, minus the book value of Intangible Assets (as defined below), all determined in accordance with generally accepted accounting principles consistently applied.

"Intangible Assets" means (1) all loans or advances to, and other Receivables owing from, any employee or Affiliate, other than advances of expenses to drivers in the ordinary course of business not to exceed $400,000.00 in the aggregate outstanding at any one time, (2) all investments, whether in a subsidiary or otherwise, (3) goodwill, (4) any other assets deemed intangible under generally accepted accounting principles, and (5) any other assets determined to be intangible by Secured Party in its reasonable credit judgment.

         The foregoing Tangible Net Worth covenant shall be tested for compliance at the end of each calendar quarter.

   (b) Leverage Ratio: Debtor shall maintain a Leverage Ratio (as defined below) of not greater than the following ratios for the applicable time periods, determined in accordance with generally accepted accounting principles consistently applied:

            Ratio               Time Period

            6.5 to 1            Closing Date through 12/31/97
            6.25 to 1            01/01/98 through 12/31/98
            6 to 1               01/01/99 and thereafter

      "Leverage Ratio" means the ratio of Debtor's total liabilities (excluding indebtedness of Debtor for borrowed money that is subordinated in writing to the Indebtedness in form acceptable to Secured Party) to Tangible Net Worth (as defined above).

The foregoing Leverage Ratio shall be tested for compliance with this covenant at the end of each calendar quarter.

   (c)   Debt Service Coverage Ratio:   Debtor shall maintain a Debt Service
Coverage Ratio (as defined below) of not less than the following ratios for the applicable time periods, determined in accordance with generally accepted accounting principles consistently applied:

            Ratio               Time Period

            .85 to 1            Closing Date through 12/31/97
            1 to 1               01/01/98 and thereafter

      "Debt Service Coverage Ratio" means the ratio of (a) net income, plus depreciation, plus deferred income taxes, plus increases in operating liabilities, plus interest expense, plus proceeds from equipment disposal, plus proceeds of other financings, less pay-downs from equipment trades, less unfinanced capital expenditures, less increases in operating assets to (b) principal and interest payments on indebtedness for borrowed money or capitalized leases.

The foregoing Debt Service Coverage Ratio will be tested annually at the end of each calendar year.

31.   State (1.1(nn))

   Missouri

32.   Initial Term and Renewal Term (13.13(a))

   Initial Term:      Expires June 9, 2000.

   Renewal Terms:    One (1) year terms as provided in the Loan Agreement.

33.   Percentage of Stock Ownership of Consolidated Subsidiaries (4.22)

   Consolidated Subsidiary      Debtor's Percentage of Ownership

   None               Not applicable

34.   Prepayment Premium (13.13(b))

If the Indebtedness is paid in full and this Agreement is terminated other than as described in Section 13.13(b) of the Agreement (whether at the request of Debtor, as a result of default and acceleration, or otherwise), Debtor will be required to pay to Secured Party, at the time of such termination, a prepayment premium equal to: (i) two percent (2%) of the applicable Maximum Amount if such termination occurs on or before the first anniversary of the Closing Date, and (ii) one percent (1%) of the applicable Maximum Amount if such termination occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date. No prepayment premium will be due from Debtor to Secured Party if the Indebtedness is paid in full after the second anniversary of the Closing Date.

35.   Other Provisions (13.9)

The following is a listing of the Transaction Documents:

   (a)   Promissory Note ($8,000,000.00);

   (b)   Loan and Security Agreement;

   (c)   Schedule;

   (d)   UCC-1 Financing Statement for filing with the Kansas Secretary of
State;

   (e)   Receivables Certification;

   (f) Payoff/Lien Release Letter from UMB Bank and Termination Statements from UMB Bank;

   (g)   No Default Letter;

   (h)   Pay Proceeds Letter;

   (i) Liability and Property Insurance Certificates (certified copies of policies);

   (j)   Lender Loss Payable Endorsement for Property Insurance;

   (k)   Opinion of Debtor's Counsel;

   (l)   Special Deposit Account Agreement;

   (m)   Letter Agreement re Proceeds of Advances;

   (n)   Conditions to Funding Letter (if necessary);

   (o)   Post-Closing Letter (if necessary);

   (p) Debtor General Certificate, including, without limitation, certified Articles of Incorporation, Bylaws, Board of Directors resolutions, Certificates of Good Standing and Incumbency Certification;

   (q)   Environmental Questionnaires;

   (r)   Debtor Questionnaire;

   (s) Such other documents, agreements and instruments as may from time to time be delivered by Debtor or any Third Party to Secured Party in connection with the transactions described in the Transaction
Documents.

   The undersigned have executed this Schedule on June 11, 1997.

SECURED PARTY:                                DEBTOR:

HSBC BUSINESS LOANS, INC.                     OTR EXPRESS, INC.

By:/s/ M. Catherine Draper 5908               By:/s/ Gary J. Klusman
M. Catherine Draper                           Gary J. Klusman
Vice President                                Executive Vice President

                                              By:/s/ Steven W. Ruben
                                              Steven W. Ruben
                                              Vice President Finance
                                              and Chief Financial Officer